     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1995

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------


                          AMENDMENT NO. 1 TO FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           BELDEN & BLAKE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      Ohio                                         34-1686642
        (STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
         INCORPORATION OR ORGANIZATION)
                                                             JOSEPH M. VITALE, ESQ.
               5200 Stoneham Road                              5200 Stoneham Road
            North Canton, Ohio 44720                        North Canton, Ohio 44720
                 (216) 499-1660                                  (216) 499-1660
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE       (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                     NUMBER,                                   TELEPHONE NUMBER,
 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL    INCLUDING AREA CODE, OF AGENT FOR SERVICE)
               EXECUTIVE OFFICES)

                            ------------------------

                                   Copies to:

           ANTHONY E. EFREMOFF, ESQ.                        WILLIAM B. MASTERS, ESQ.
       Black, McCuskey, Souers & Arbaugh                    Jones, Walker, Waechter,
             1000 United Bank Plaza                   Poitevent, Carrere & Denegre, L.L.P.
            220 Market Avenue South                          201 St. Charles Avenue
               Canton, Ohio 44702                         New Orleans, Louisiana 70170
                 (216) 456-8341                                  (504) 582-8000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/


                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM NO.                  FORM S-3 CAPTION                          PROSPECTUS CAPTION
- --------    ---------------------------------------------  -------------------------------------

    1.      Forepart of Registration Statement and
            Outside Front Cover Page of Prospectus.......  Outside Front Cover Page

    2.      Inside Front and Outside Back Cover Pages of
            Prospectus...................................  Inside Front Cover Page; Table of
                                                           Contents

    3.      Summary Information, Risk Factors and Ratio
            of Earnings to Fixed Charges.................  Prospectus Summary; Risk Factors;
                                                           Business and Properties

    4.      Use of Proceeds..............................  Prospectus Summary; Use of Proceeds

    5.      Determination of Offering Price..............  Not Applicable

    6.      Dilution.....................................  Not Applicable

    7.      Selling Security Holders.....................  Not Applicable

    8.      Plan of Distribution.........................  Prospectus Summary; Underwriting

    9.      Description of Securities to be Registered...  Description of Capital Stock

   10.      Interests of Named Experts and Counsel.......  Not Applicable

   11.      Material Changes.............................  Prospectus Summary; Business and
                                                           Properties

   12.      Incorporation of Certain Information by
            Reference....................................  Incorporation of Documents by
                                                           Reference

   13.      Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities..................................  Not applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 26, 1995

                                3,500,000 SHARES

                        [BELDEN & BLAKE CORPORATION LOGO]

                                  COMMON STOCK
                            ------------------------

     All of the shares of Common Stock offered hereby are being sold by Belden & Blake Corporation (the "Company"). The Common Stock is traded on the Nasdaq National Market under the symbol "BELD." On June 20, 1995, the last reported sale price of the Common Stock on the Nasdaq National Market was $16.25 per share. See "Market Information."

     SEE "RISK FACTORS" AT PAGE 8 FOR CERTAIN RISK FACTORS AND INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
     MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
                                                                 UNDERWRITING        PROCEEDS TO
                                             PRICE TO PUBLIC      DISCOUNT(1)        COMPANY(2)
- ----------------------------------------------------------------------------------------------------
Per Share................................           $                  $                  $
- ----------------------------------------------------------------------------------------------------
Total(3).................................           $                  $                  $

- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be
    $               .

(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 525,000 shares of Common Stock on the same terms and conditions as set forth above to cover over-allotments. If such option is exercised in full, the total price to public, underwriting discount and
    proceeds to company will be $            , $           and $            ,
    respectively. See "Underwriting."

                            ------------------------
     The shares of Common Stock are offered severally by the Underwriters as specified herein, subject to receipt and acceptance by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of
Johnson Rice & Company, L.L.C., New Orleans, Louisiana on or about             ,
1995.
                            ------------------------

JOHNSON RICE & COMPANY

                               MCDONALD & COMPANY
                                SECURITIES, INC.

                                                              SOUTHCOAST CAPITAL
                                                                 CORPORATION

                            ------------------------
               The date of this Prospectus is             , 1995.

                         [Map of U.S. Petroleum Basins]
                                      and
  [Map showing location of oil and gas fields in the Appalachian and Michigan
                                    Basins]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     Copies of any documents incorporated herein by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) are available without charge to any person to whom a copy of this Prospectus has been delivered upon written or oral request to Joseph M. Vitale, Secretary, Belden & Blake Corporation, 5200 Stoneham Road, North Canton, Ohio 44720, telephone (216) 499-1660.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Unless the context otherwise requires, the term "Company" as used herein refers to Belden & Blake Corporation, its subsidiaries and predecessor entities. See "Glossary of Oil and Gas Terms" for definitions of certain terms used in this Prospectus.

                                  THE COMPANY
GENERAL

     The Company is actively engaged in the acquisition, exploration, development, production, gathering and marketing of oil and gas in the Appalachian and Michigan Basins. Founded in 1942, the Company operates principally in the Appalachian Basin where it is now one of the largest oil and gas companies in terms of reserves, acreage held and wells operated. In early 1995, the Company entered the Michigan Basin through the strategic acquisition of Ward Lake Drilling, Inc. The Company recently entered into an agreement to purchase certain oil and gas properties and assets from Quaker State Corporation for $56 million, subject to adjustment.

     On a pro forma basis (giving effect to the completed and pending acquisitions described below), as of December 31, 1994, the Company operated more than 7,600 oil and gas wells in Ohio, West Virginia, Pennsylvania, New York and Michigan and had proved developed reserves totaling 178 Bcf of gas and 6 MMBbl of oil. These reserves had a present value before income taxes of approximately $183 million and a reserve life of 9 years at December 31, 1994. The Company's pro forma 1994 production was 19.9 Bcf of gas and .9 MMBbl of oil. Its pro forma average wellhead price for natural gas was $2.44 per Mcf for the Appalachian Basin properties and $2.02 per Mcf for the Michigan Basin properties. Its pro forma average wellhead price for oil was $15.98 per Bbl.

     On a pro forma basis, at December 31, 1994, the Company held leases or options to acquire leases covering approximately 1,147,000 gross (1,049,000 net) acres in the two basins. The Company also owned and operated approximately 2,550 miles of gas gathering systems with access to commercial and industrial gas markets in Ohio, West Virginia, Pennsylvania, New York and Michigan. After giving effect to the completed and pending acquisitions, the Company will market approximately 80 MMcf of gas per day, approximately 70% of which will be derived from its own production.


     The Company has grown principally through the acquisition of producing properties and related gas gathering facilities and exploration and development of its own acreage. From 1992 through May 31, 1995, the Company acquired or entered into agreements to acquire producing properties for $107 million with 168 Bcfe of proved developed reserves at an average cost of $0.64 per Mcfe and spent $12.2 million to acquire and develop additional gas gathering facilities. During the period from 1992 through 1994, the Company drilled 185 gross (131.3 net) wells at an aggregate cost of approximately $23 million for the net wells. This drilling added 18.1 Bcfe to the Company's proved reserves. During 1995, the Company intends to drill approximately 160 wells at an estimated cost of $20 million.


     The Company's principal executive offices are located at 5200 Stoneham Road, North Canton, Ohio 44720, and its telephone number is (216) 499-1660.

THE APPALACHIAN AND MICHIGAN BASINS

     The Appalachian and Michigan Basins are similar in many respects. Both basins have shallow (700-5,500 feet) blanket formations which yield relatively low volume wells. Drilling success rates for companies drilling in these formations have historically exceeded 90% with production generally lasting longer than 20 years. In both basins economies of scale and cost containment are essential to operating profitability. The shallow blanket formations in both basins have been developed largely by small independent oil companies, resulting in a highly fragmented operating environment. Both basins also have deeper formations with greater reserve potential which the Company believes present significant exploration and development opportunities for those operators with the capital, technical expertise and acreage position needed to justify the use of advanced exploration and production technologies.

BUSINESS STRATEGY

     The Company's primary operating objective is to utilize its sizeable acreage position, technical capability and financial resources to become a dominant oil and gas producer and natural gas marketer in the Appalachian and Michigan Basins. To accomplish this objective, the Company's specific business strategy is to:

     -  make strategic acquisitions of producing oil and gas properties;

     - expand production and reserves through a balanced portfolio of developmental and exploratory drilling;

     - improve profitability on production from existing and acquired properties; and

     -  expand its gas gathering and marketing activities.

ACQUISITION OF QUAKER STATE PROPERTIES

     On                , 1995, the Company entered into an agreement to acquire
from Quaker State Corporation most of its oil and gas properties and related assets in the Appalachian Basin (the "Quaker State Properties") for $56 million, subject to adjustment. The Quaker State Properties include approximately 1,460 gross (1,100 net) wells with proved reserves of 2.2 MMBbl of oil and 46.8 Bcf of gas at December 31, 1994, gas gathering systems, undeveloped oil and gas leases and fee mineral interests covering approximately 250,000 acres, an extensive geologic and geophysical database and other assets. Approximately $41.5 million of the purchase price has been allocated to the 52.5 Bcfe of proved developed reserves, $8.6 million to the gas gathering systems and the balance to other assets. The Company has sufficient borrowing capacity under its existing credit facility to finance the acquisition. See "Business and Properties."

OTHER RECENT ACQUISITIONS

     Ward Lake Drilling, Inc. Effective in January 1995, the Company made its initial entry into the Michigan Basin by acquiring Ward Lake Drilling, Inc. ("Ward Lake"), a privately-held exploration and production company headquartered in Gaylord, Michigan for $15.1 million. Ward Lake operates and holds production payment and working interests averaging 13.6% in approximately 500 Antrim Shale gas wells in Michigan's lower peninsula and approximately 5,500 undeveloped leasehold acres in the proximity of the wells. The wells had estimated proved developed gas reserves of 98 Bcf (14 Bcf net to Ward Lake's interest) at December 31, 1994. Approximately one-half of the purchase price was allocated to proved developed reserves and the balance to other oil and gas and corporate assets.

     Other Acquisitions. Through May 31, 1995, the Company had acquired or agreed to acquire, for approximately $19.4 million, working interests in 1,139 gross (919 net) oil and gas wells in Ohio, Pennsylvania and New York and drilling rights on more than 250,000 acres in Ohio adjacent to properties operated by the Company. Estimated proved developed reserves associated with the wells totaled 21 Bcf of natural gas and .5 MMBbl of oil net to the Company's interest at December 31, 1994.

                                  THE OFFERING

Common Stock offered by the Company................  3,500,000 shares
Common Stock to be outstanding after the
  Offering.........................................  10,606,246 shares
Use of Proceeds....................................  To acquire the Quaker State Properties and to reduce outstanding balances under
                                                     the Company's credit facility which will
                                                     continue to be available for future
                                                     acquisitions and general corporate
                                                     purposes. See "Use of Proceeds."
Nasdaq National Market Symbol......................  BELD

                 SUMMARY AND PRO FORMA RESERVE AND ACREAGE DATA

     The following tables set forth summary information with respect to estimates of the Company's proved oil and gas reserves and approximate acreage held at December 31, 1994. The information in the table with respect to proved developed reserves is based on reserve reports of John G. Redic, Inc., independent petroleum engineers. The estimates of proved undeveloped reserves were prepared by the Company's petroleum engineers. See "Business and Properties."

                                                                   DECEMBER 31, 1994
                                                                -----------------------
    RESERVE DATA:                                                ACTUAL    PRO FORMA(1)
                                                                --------   ------------
        Proved developed reserves:
          Gas (MMcf)..........................................   101,355      177,722
          Oil (MBbl)..........................................     3,715        6,065
          Combined (MMcfe)....................................   123,643      214,113
        Proved undeveloped reserves:
          Gas (MMcf)..........................................    21,636       30,742
          Oil (MBbl)..........................................       399          757
          Combined (MMcfe)....................................    24,029       35,282
        Total proved reserves:
          Combined (MMcfe)....................................   147,672      249,395

        Estimated future net revenues:                             (IN THOUSANDS)
                                                                ---------------------

          Total...............................................  $229,844     $350,229
          Present value before income taxes (discounted at 10%
             per annum).......................................   116,471      192,496

                                               ACTUAL                              PRO FORMA(1)
                                  ---------------------------------     -----------------------------------
                                  DEVELOPED   UNDEVELOPED               DEVELOPED   UNDEVELOPED
    ACREAGE DATA:                  ACREAGE      ACREAGE      TOTAL       ACREAGE      ACREAGE       TOTAL
                                  ---------   -----------   -------     ---------   -----------   ---------
        Gross...................   318,000      226,000     544,000      436,000      711,000     1,147,000
        Net.....................   313,000      221,000     534,000      392,000      657,000     1,049,000

        -----------------------

        (1) Gives effect to the acquisition of the Quaker State Properties, Ward Lake and other properties which the Company has acquired or agreed to acquire through May 31, 1995 as if such transactions had been completed at December 31, 1994.

         SUMMARY AND PRO FORMA FINANCIAL INFORMATION AND OPERATING DATA

     The following table presents selected historical and pro forma financial and operating data for the Company. The pro forma data give effect to (i) the acquisition of the Quaker State Properties, Ward Lake and other properties which the Company has acquired or agreed to acquire through May 31, 1995 and (ii) this offering and the application of the net proceeds therefrom as if such transactions had occurred at January 1, 1994 in the case of the statement of operations data and at December 31, 1994 in the case of the balance sheet data. See "Use of Proceeds." The pro forma financial and operating data are not necessarily indicative of the Company's results of operations or financial position in the future or of what the Company's results of operations or financial position would have been had the transactions been consummated during the periods, or as of the dates, for which such pro forma financial information is presented. The pro forma financial statements are based upon, and should be read in conjunction with, the Pro Forma Combined Financial Statements and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

                                                           YEAR ENDED DECEMBER 31,           THREE MONTHS ENDED MARCH 31,
                                                   ---------------------------------------   -----------------------------
                                                           HISTORICAL            PRO FORMA      HISTORICAL       PRO FORMA
                                                   ---------------------------   ---------   -----------------   ---------
                                                    1992      1993      1994       1994       1994      1995       1995
                                                   -------   -------   -------   ---------   -------   -------   ---------
                                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues
    Oil and gas sales............................  $15,046   $26,631   $32,574    $61,450    $ 7,655   $ 9,207    $15,647
    Gas marketing and gathering..................   26,494    34,709    33,085     37,177      9,955     8,916      9,871
    Oilfield sales and service...................    9,496    11,111    16,886     16,886      3,011     4,121      4,121
    Interest and other...........................    1,514       647       559      1,303         86       181        181
                                                   -------   -------   -------    -------    -------   -------    -------
                                                    52,550    73,098    83,104    116,816     20,707    22,425     29,820
  Expenses
    Production expense...........................    5,362     7,190     9,292     17,556      2,162     2,634      4,269
    Cost of gas and gathering expense............   24,922    30,736    29,134     29,134      8,863     7,902      7,902
    Oilfield sales and service...................    7,529    10,598    16,297     16,297      3,002     4,210      4,210
    Exploration expense..........................    2,381     2,538     2,807      3,523        662       895      1,067
    General and administrative expense...........    3,718     3,940     3,966      4,015        955       949      1,030
    Interest expense.............................    2,200     3,199     3,587      6,175        924     1,163      1,644
    Depreciation, depletion and amortization.....    4,853     9,703    12,021     22,611      2,835     3,499      6,103
                                                   -------   -------   -------    -------    -------   -------    -------
                                                    50,965    67,904    77,104     99,311     19,403    21,252     26,225

  Income before income taxes.....................    1,585     5,194     6,000     17,505      1,304     1,173      3,595
    Provision for income taxes
      Current....................................      618       422       587      3,561        184       211        669
      Deferred...................................     (172)    1,552     1,570      2,460        313       223        536
                                                   -------   -------   -------    -------    -------   -------    -------
                                                       446     1,974     2,157      6,021        497       434      1,205

  Net income.....................................  $ 1,139   $ 3,220   $ 3,843    $11,484    $   807   $   739    $ 2,390
                                                   =======   =======   =======    =======    =======   =======    =======

  Preferred dividends............................  $    --   $   180   $   180    $   180    $    45   $    45    $    45
  Net income per common share....................  $  0.48   $  0.54   $  0.52    $  1.07    $  0.11   $  0.10    $   .22
  Weighted average common shares outstanding.....    2,373     5,675     7,080     10,580      7,066     7,102     10,602

                                                                                                   MARCH 31, 1995
                                                                                               ----------------------
                                                                                               HISTORICAL   PRO FORMA
                                                                                               ----------   ---------
BALANCE SHEET DATA:
  Working capital............................................................................   $ 15,891    $ 12,716
  Property and equipment, net................................................................    137,501     206,810
  Total assets...............................................................................    172,322     240,456
  Long-term liabilities, less current portion................................................     67,215      81,269
  Shareholders' equity.......................................................................     82,089     134,169

                                             (Table continued on following page)

                                                                                                THREE MONTHS ENDED MARCH
                                                              YEAR ENDED DECEMBER 31,                      31,
                                                        ------------------------------------   ---------------------------
                                                               HISTORICAL          PRO FORMA     HISTORICAL      PRO FORMA
                                                        ------------------------   ---------   ---------------   ---------
                                                         1992     1993     1994      1994       1994     1995      1995
                                                        ------   ------   ------   ---------   ------   ------   ---------
OPERATING DATA:
  Production:
    Oil (MBbl)........................................     351      453      496        859       107      118        218
    Gas (MMcf)........................................   3,728    7,373    9,563     19,858     2,257    2,927      5,349
  Average wellhead price:
    Oil (per Bbl).....................................  $19.27   $17.15   $15.98    $ 15.98    $14.38   $16.70    $ 16.51
    Gas (per Mcf).....................................    2.22     2.55     2.58       2.40      2.71     2.47       2.25
    Combined (per Mcfe)...............................    2.58     2.64     2.60       2.46      2.64     2.53       2.35

  Production expense (per Mcfe).......................    0.92     0.71     0.74       0.70      0.75     0.72       0.64

  Operating margin (per Mcfe)(1)......................    1.66     1.93     1.86       1.76      1.89     1.81       1.71

- ---------------

(1) Average wellhead price per Mcfe less production expense per Mcfe.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered in evaluating an investment in the shares of Common Stock offered hereby.

VOLATILITY OF OIL AND GAS PRICES AND MARKETS

     The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for oil and natural gas, which can be extremely volatile. Prices are affected by market supply and demand factors as well as actions of state and local regulatory agencies, the United States and foreign governments and international cartels. These external factors and the volatile nature of the energy markets make it difficult to predict future oil and gas prices. Prices of oil and natural gas are subject to wide fluctuations, and there can be no assurance that future decreases in such prices will not occur. It is possible that under some market conditions the production and sale of oil and gas from some of the Company's properties may not be economical. All of these factors are beyond the control of the Company. Any significant or extended decline in prices for oil or gas could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business and Properties."

NECESSITY TO REPLACE RESERVES

     The Company's success, as is generally the case in the industry, will be largely dependent on its ability to replace and expand its reserve base through the acquisition of producing properties and the exploration for and development of oil and gas reserves, both of which involve substantial risks. Without successful acquisition or drilling ventures, the Company will be unable to replace the reserves being depleted by production, and its assets and revenues will decline. To increase reserves and production, the Company must continue its exploration and development drilling programs, acquire additional properties or undertake other reserve replacement activities. There can be no assurance that the Company will be able to acquire such properties or develop reserves at costs that will yield an acceptable return. Successful acquisition of producing properties generally requires accurate assessments of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In addition, there can be no assurance that producing properties will continue to be available for purchase at prices which will yield an acceptable rate of return. Exploration and development of oil and gas reserves involves the risk that no commercially viable production will be obtained or that the production will be insufficient to recover drilling and completion costs.

UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET REVENUES

     Estimates of the Company's proved developed oil and gas reserves and future net revenues therefrom appearing elsewhere herein are based on reserve reports prepared by independent petroleum engineers, and the estimates of proved undeveloped reserves were prepared by the Company's petroleum engineers. The estimation of reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Reserve data set forth in this Prospectus represent only estimates. In addition, the present value of the estimated future net revenues from proved reserves of the Company is based upon certain assumptions regarding future production levels, prices and costs that may not prove correct over time. The accuracy of any reserve estimate also depends on the quality of available data as well as engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may result in revisions of such estimates. There can be no assurance, however, that such prices will be realized or that the estimated production volumes will be produced during the periods indicated. Any significant variance from the assumptions used in the reserve report could materially affect the quantity and value of the Company's reserves as compared to the estimates set forth in this Prospectus. See "Business and Properties -- Oil and Gas Reserves."

ACQUISITION RISKS

     The Company intends to continue acquiring oil and gas properties. It generally is not feasible to review in detail every individual property involved in an acquisition. Ordinarily, review efforts are focused on the higher-valued properties, but even a detailed review of all properties and records may not reveal existing or potential problems or permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken.

     The Company frequently engages in bidding and negotiations for acquisitions, some of which are substantial. If successful in this process, the Company may be required to alter or increase its capitalization substantially through the issuance of additional debt or equity securities or otherwise. These changes in capitalization may significantly increase the leverage and decrease the financial flexibility of the Company.

GAS MARKETING RISKS

     The volatility of gas prices has resulted and could result in the renegotiation of existing contracts to reduce the price paid for delivered gas and other difficulties in the marketing of gas production. Gas production from numerous wells across the nation has been shut-in or significantly curtailed from time to time. Although the natural gas wells in which the Company holds interests have not been subject to significant production curtailments, the Company has experienced some price reductions under both new and existing contracts. Any further deterioration in market conditions for natural gas could have a material adverse effect on the Company's financial condition and results of operations.

DRILLING HAZARDS

     In addition to the risk that wells drilled will not be productive, hazards such as unusual or unexpected geologic formations, pressures, down-hole fires, mechanical failures, blow-outs, cratering and pollution are inherent in oil and gas exploration. As the Company's exploration focus turns to the deeper formations, the risks and costs of non-productive wells and mechanical problems are greater than those experienced from drilling in shallower formations. As is common in the oil and gas industry, the Company will not fully insure against many risks associated with its business either because such insurance is not available or because the cost thereof is considered prohibitive. Although the Company has not incurred any material liabilities or losses resulting from such drilling hazards not covered by insurance or in excess of insurance coverage, there can be no assurance that it will not experience such liabilities or losses in the future.

COMPETITION

     The Company encounters substantial competition in acquiring properties and drilling prospects, marketing oil and gas and operating its well services business. Many competitors have financial and other resources which exceed those of the Company. The ability of the Company to replace and expand its reserve base in the future will depend on its ability to select and acquire suitable producing properties and prospects for future drilling despite competition. See "Business and Properties."

GOVERNMENTAL REGULATION

     Oil and gas operations are subject to various federal, state and local governmental requirements which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve the supplies of oil and gas. In addition, the production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to the protection of human health and the environment. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control and solid waste management. To date, expenditures related to compliance with these laws have not been significant. The Company believes, however, that the trend of more expensive and stricter environmental legislation and regulations will continue and such legislation may result in additional cost to the Company in the future. See "Business and Properties."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,500,000 shares of Common Stock offered hereby are estimated to be approximately $52.1 million ($60.0 million assuming full exercise of the Underwriters' over-allotment option), based on an estimated offering price of $16.00 per share and after deducting estimated underwriting discounts and commissions and expenses. The Company will use such proceeds to acquire the Quaker State Properties and the remaining amount, if any, will be used to reduce the balance outstanding under the Company's revolving credit facility ($23 million as of May 31, 1995) which will then be available to fund the Company's continuing acquisition program and for general corporate purposes. Although the Company is continually evaluating potential property acquisitions, it does not currently have contracts, understandings or arrangements with respect to any material acquisitions other than as disclosed herein. The Company's credit facility matures on March 31, 1999, and at May 31, 1995, the weighted average interest rate on the outstanding balances was 8.56%.

     After application of the net proceeds from this offering, the Company anticipates that its debt agreements would allow it to borrow approximately an additional $43 million. Under the agreements, the Company may incur additional indebtedness under the credit facility in an amount up to a maximum of $200 million by borrowing an amount equal to 50% of the present value of any net reserve additions as a result of producing property acquisitions or drilling. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                               MARKET INFORMATION

     The Common Stock has been traded on the Nasdaq National Market under the symbol "BELD" since March 31, 1992. The following table sets forth the high and low sales prices per share for the Common Stock for the periods indicated as reported by the Nasdaq National Market.

        1993                                                          HIGH       LOW
        ----                                                         ------     ------
        First Quarter..............................................  $11.75     $ 9.75
        Second Quarter.............................................   15.00      11.00
        Third Quarter..............................................   14.75      10.00
        Fourth Quarter.............................................   14.75       9.75

        1994                                                          HIGH       LOW
        ----                                                         ------     ------
        First Quarter..............................................  $13.25     $ 9.75
        Second Quarter.............................................   13.00      12.00
        Third Quarter..............................................   14.75      11.50
        Fourth Quarter.............................................   15.00      13.25

        1995                                                          HIGH       LOW
        ----                                                         ------     ------
        First Quarter..............................................  $14.25     $11.50
        Second Quarter (through May 31, 1995)......................   17.00      13.75

     The last reported sale price of the Common Stock on the Nasdaq National Market on June 20, 1995 was $16.25. As of March 31, 1995, there were 7,106,246 shares of Common Stock outstanding and approximately 2,050 record holders of the Common Stock.

     The Company does not intend to pay any dividends on its Common Stock for the foreseeable future. Any determination as to the payment of dividends on the Common Stock in the future will be made by the Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects of the Company as well as restrictions in the Company's current or future financing agreements and such other factors as the Board of Directors may deem relevant. The Company's debt agreements restrict the payment of dividends to $7.8 million (at March 31, 1995) plus the net cash proceeds from the sale of capital stock or warrants, rights or options to purchase stock and 50% of future net income.

                                 CAPITALIZATION

     The following table sets forth the unaudited capitalization of the Company as of March 31, 1995 and as adjusted to give effect to this offering as set forth under "Use of Proceeds." This information should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, the Pro Forma Combined Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                     MARCH 31, 1995
                                                                ------------------------
                                                                 ACTUAL      AS ADJUSTED
                                                                --------     -----------
                                                                     (IN THOUSANDS)
        Long-term debt, net of current portion
          Senior notes........................................  $ 35,000       $ 35,000
          Commercial bank revolving line of credit............    23,000         26,920(1)
          Convertible subordinated debentures.................     7,350          7,350
          Other...............................................       652            652
          Capitalized lease obligations.......................       553            553
                                                                --------       --------
             Total long-term debt.............................    66,555         70,475
        Shareholders' equity
          Non-voting preferred stock, no par value; 5,000,000
             shares authorized; none issued and outstanding...        --             --
          Voting convertible preferred stock, no par value;
             3,000,000 shares authorized; 24,000 shares issued
             and outstanding designated as $7.50 Series A,
             $100 stated value per
             share............................................     2,400          2,400
          Common stock, no par value; 12,000,000 shares
             authorized; 7,106,246 shares issued and
             outstanding and 10,606,246 shares issued and
             outstanding as adjusted(2).......................       711          1,061
          Paid-in capital.....................................    70,629        122,359
          Retained earnings...................................     8,574          8,574
          Unearned portion of restricted stock................      (225)          (225)
                                                                --------       --------
             Total shareholders' equity.......................    82,089        134,169
                                                                --------       --------
             Total capitalization.............................  $148,644       $204,644
                                                                ========       ========

- ---------------

(1) At May 31, 1995, $23 million was outstanding under the Company's revolving line of credit. The Company will continue to have the ability to borrow an additional $43 million under its revolving credit facility. To the extent that the purchase price of the Quaker State Properties is reduced, the Company will apply the difference to reduce the balance outstanding under the revolving line of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business and Properties."

(2) At March 31, 1995, there were 535,870 shares of Common Stock reserved for issuance pursuant to outstanding warrants, convertible subordinated debentures and voting convertible preferred stock.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and the Selected Financial Information included elsewhere in this report.

GENERAL

     The Company is actively engaged in the acquisition, exploration, development, production, gathering and marketing of oil and gas in the Appalachian and Michigan Basins.

     The Company utilizes the "successful efforts" method of accounting for its oil and gas properties. Under this method, property acquisition and development costs and productive exploration costs are capitalized while non-productive exploration costs, which include geological and geophysical costs, dry holes, expired leases and delay rentals, are expensed as incurred. Capitalized costs related to proved properties are depleted using the unit-of-production method. No gains or losses are recognized upon the disposition of oil and gas properties except in extraordinary transactions. Sales proceeds are credited to the carrying value of the properties. Maintenance and repairs are expensed, and expenditures which enhance the value of properties are capitalized.

     The Company's gas gathering and marketing operations consist of purchasing gas at the wellhead and from interstate pipelines and selling gas to industrial customers and local gas distribution companies. The cost of gas purchased from the Company is the wellhead price stipulated by the operating or gas purchase agreements relating to the wells and is included in "Cost of gas and gathering expense."

     The Company provides oilfield sales and service to its own operations and to third parties. Oilfield sales and service provided to the Company's own operations are provided at cost and all intercompany revenues and expenses are eliminated in consolidation.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 31, 1995 COMPARED TO THREE MONTHS ENDED MARCH 31,
1994

     OIL AND GAS SALES. Oil and gas sales increased $1.6 million (20%) in the first quarter of 1995 compared to the same period of 1994 due primarily to an increase in oil and gas volumes sold and a higher average price paid for the Company's oil. These increases more than offset a lower average price paid for the Company's natural gas.

     Oil volumes increased 10,870 Bbl (10%) from 106,801 Bbl in the first quarter of 1994 to 117,671 Bbl in the first quarter of 1995 resulting in an increase in oil sales of approximately $160,000. Gas volumes increased 670,849 Mcf (30%) from 2,256,577 Mcf in the first quarter of 1994 to 2,927,426 Mcf in the first quarter of 1995 resulting in an increase in gas sales of approximately $1.8 million. These volume increases were primarily due to the Company's 1995 acquisitions and production brought on stream by the Company's 1994 drilling program.

     The average price paid for the Company's oil increased from $14.38 per barrel in the first quarter of 1994 to $16.70 per barrel in the first quarter of 1995 which increased oil sales by approximately $270,000. The average price paid for the Company's natural gas decreased $.24 per Mcf to $2.47 per Mcf in the first quarter of 1995 compared to the first quarter of 1994 which decreased gas sales in the first quarter of 1995 by approximately $700,000.

     GAS MARKETING AND GATHERING REVENUES. Gas marketing and gathering revenue decreased $1.0 million (10%) in 1995 compared with 1994 due to a decrease in volumes and selling price of gas purchased from third parties and resold.

     OILFIELD SALES AND SERVICE REVENUE. Oilfield sales and service revenue increased $1.1 million (37%) from $3.0 million in the first quarter of 1994 to $4.1 million in the first quarter of 1995. This increase was primarily due to an increase of $825,767 in sales by Engine Power Systems, Inc. ("EPS") and due to the sales generated by three oilfield service companies acquired by the Company in September and October 1994.

     INTEREST AND OTHER REVENUE. Interest and other revenue increased $95,878 (111%) from $86,107 in the first quarter of 1994 to $181,985 in the first quarter of 1995 primarily due to the recognition of income in 1995 from an incentive production payment associated with certain properties operated by Ward Lake.

     PRODUCTION EXPENSE. Production expense increased $471,280 (22%) from $2.2 million in the first quarter of 1994 to $2.6 million in the first quarter of 1995. This increase was largely due to the increased production discussed above. The average production cost decreased from $.75 per Mcfe in the first quarter of 1994 to $.72 per Mcfe in the first quarter of 1995. This decrease was primarily due to the lower operating costs of the 1995 acquisitions completed through March 31, 1995.

     COST OF GAS AND GATHERING EXPENSE. Cost of gas and gathering expense in the first quarter of 1995 decreased $1.0 million (11%) compared with the first quarter of 1994 due to a decrease in volumes of gas purchased from third parties and resold.

     OILFIELD SALES AND SERVICE EXPENSE. Oilfield sales and service expense increased $1.2 million (40%) from $3.0 million in the first quarter of 1994 to $4.2 million in the first quarter of 1995 primarily as a result of the increased cost of goods sold associated with increased sales by EPS and the sales made by the three oilfield service companies acquired by the Company in September and October 1994.

     EXPLORATION EXPENSE. Exploration expenses increased $233,225 (35%) from $661,705 in the first quarter of 1994 to $894,930 in the first quarter of 1995 primarily due to higher levels of geological, geophysical and leasing activity and $88,500 in dry hole costs in the first quarter of 1995.

     GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense decreased from $954,858 in the first quarter of 1994 to $949,239 in the first quarter of 1995, notwithstanding the continued growth of the Company.

     INTEREST EXPENSE. Interest expense increased $239,280 (26%) from $923,710 in the first quarter of 1994 to $1.2 million in the first quarter of 1995. This increase was primarily due to $20 million in bank borrowings in the first quarter of 1995 to finance the acquisitions of Ward Lake and other properties.

     DEPRECIATION, DEPLETION AND AMORTIZATION. Depreciation, depletion and amortization increased by $664,651 (23%) from $2.8 million in the first quarter of 1994 to $3.5 million in the first quarter of 1995. This increase was primarily due to additional depletion expense associated with the increased production volumes described above.

     INCOME BEFORE INCOME TAXES. Income before income taxes decreased $130,538 (10%) from $1.3 million in the first quarter of 1994 to $1.2 million in the first quarter of 1995. The oil and gas operations segment increased operating income $234,945 (10%) from $2.3 million in 1994 to $2.5 million in 1995. The increase was attributable to the items discussed above. The oilfield sales and service segment operating loss increased $222,081 from an operating loss of $122,732 in 1994 to an operating loss of $344,813 in 1995. The losses were the result of the seasonal nature of the businesses and the continued development of EPS. Approximately $158,000 of the operating loss increase was attributable to EPS. The operating loss of oilfield sales and services, exclusive of EPS, increased $64,382 (48%) from $133,994 in 1994 to $198,376 in 1995.

     NET INCOME. Net income for the first quarter of 1995 decreased $68,025 (8%) from $807,241 in the first quarter of 1994 to $739,216 in the first quarter of 1995. This decrease in net income was primarily the result of the items discussed above. Provision for income taxes decreased from $496,656 in the first quarter of 1994 to $434,143 in the first quarter of 1995 due to the decrease in income before income taxes and a decrease in the effective tax rate. Net income on a per share basis decreased from $.11 per share in the first quarter of 1994 to $.10 per share in the first quarter of 1995. This decrease was primarily the result of the factors discussed above.

  1994 COMPARED TO 1993

     OIL AND GAS SALES. Oil and gas sales increased $5.9 million (22%) in 1994 compared to 1993 due primarily to an increase in oil and gas volumes sold and a higher average price paid for the Company's natural gas which more than offset a lower average price paid for the Company's oil.

     Oil volumes increased 43,000 Bbl (10%) from 453,000 Bbl to 496,000 Bbl in 1994 resulting in an increase in oil sales of approximately $740,000. The increase in oil volumes sold in 1994 was primarily due to the success of the 1994 drilling program and, to a lesser extent, 1994 acquisitions. Gas volumes increased 2.2 Bcf (30%) from 7.4 Bcf in 1993 to 9.6 Bcf in 1994 resulting in an increase in gas sales of approximately $5.6 million. The gas volume increase was primarily due to the Company's 1994 acquisitions.

     The average price paid for the Company's oil decreased from $17.15 per barrel in 1993 to $15.98 per barrel in 1994 which reduced oil sales by approximately $580,000. The average price paid for the Company's natural gas increased $.03 per Mcf to $2.58 per Mcf in 1994 compared to 1993 resulting in increased gas sales of approximately $190,000.

     GAS MARKETING AND GATHERING REVENUE. Gas marketing and gathering revenue decreased $1.6 million (5%) from $34.7 million in 1993 $33.1 million in 1994 due to a decrease in volumes and selling price of gas purchased from third parties and resold.

     OILFIELD SALES AND SERVICE REVENUE. Oilfield sales and service revenue increased $5.8 million (52%) from $11.1 million in 1993 to $16.9 million in 1994 due primarily to sales by the Company's wholly-owned subsidiaries, Magnolia Compression Services, Inc. and Engine Power Systems, Inc., and the acquisition of the assets of three oilfield service companies in 1994. Magnolia Compression Services, Inc. was merged into Engine Power Systems, Inc. in December 1994.

     INTEREST AND OTHER REVENUE. Interest and other revenue decreased $88,169 (14%) from $647,011 in 1993 to $558,842 in 1994 primarily because a gain was recorded in 1993 on the sale of certain oil and gas properties and related equipment in Pennsylvania and New York.

     PRODUCTION EXPENSE. Production expense increased 29% from $7.2 million in 1993 to $9.3 million in 1994. The increase was primarily due to the increased production discussed above. The average production cost per Mcfe increased from $.71 in 1993 to $.74 in 1994. This increase was primarily due to the recognition of initial workover expense on recently acquired wells designed to maximize future production volume.

     COST OF GAS AND GATHERING EXPENSE. Cost of gas and gathering expense decreased $1.6 million (5%) from $30.7 million in 1993 to $29.1 million in 1994 due to a decrease in volumes of gas purchased from third parties and resold.

     OILFIELD SALES AND SERVICE EXPENSE. Oilfield sales and service expense increased $5.7 million (54%) from $10.6 million in 1993 to $16.3 million in 1994 primarily as a result of the increased cost of goods sold associated with sales made by the two subsidiaries and the 1994 acquisitions described above.

     EXPLORATION EXPENSE. Exploration expense increased $269,484 (11%) from $2.5 million in 1993 to $2.8 million in 1994 primarily due to a lower level of leasing activity resulting in less cost being capitalized in 1994.

     GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense increased less than 1% in 1994 compared with 1993, notwithstanding the continued growth of the Company.

     INTEREST EXPENSE. Interest expense increased $388,223 (12%) from $3.2 million in 1993 to $3.6 million in 1994 primarily due to higher average debt balances in 1994 incurred to finance acquisitions.

     DEPRECIATION, DEPLETION AND AMORTIZATION. Depreciation, depletion and amortization increased $2.3 million (24%) from $9.7 million in 1993 to $12.0 million in 1994. This increase was primarily due to additional depletion expense associated with the increased production volumes described above.

     INCOME BEFORE INCOME TAXES. Income before income taxes increased $806,400 (16%) from $5.2 million in 1993 to $6.0 million in 1994. The oil and gas operations segment increased operating income $1.5 million (20%) from $7.6 million in 1993 to $9.1 million in 1994. The increase was attributable to the items discussed above. The oilfield sales and service segment operating income decreased $214,345 from operating income of $125,658 in 1993 to an operating loss of $88,687 in 1994. The decrease in the oilfield sales and service segment was attributable to operating losses from Magnolia Compression Services, Inc., which was formed in 1993, and Engine Power Systems, Inc., which was acquired in 1994. The operating losses of these subsidiaries totaled $41,748 in 1993 and $438,680 in 1994. The losses were the result of additional expenses incurred in the initial development of these businesses. The operating income of oilfield sales and services, exclusive of these activities, increased $182,587 (109%) from $167,406 in 1993 to $349,993 in 1994.

     NET INCOME. Net income increased $622,895 (19%) from $3.2 million in 1993 to $3.8 million in 1994. The increase in net income was primarily a result of the Company's 1994 acquisitions as discussed in the items above. Provision for income taxes increased from $2.0 million in 1993 to $2.2 million in 1994 due to the increase in income before income taxes partially offset by a decrease in the effective tax rate. Net income per common share decreased from $.54 per share in 1993 to $.52 per share in 1994. The decrease was primarily a result of the factors discussed above combined with the increase in the average number of common shares outstanding from 5,674,638 in 1993 to 7,080,227 in 1994. The average number of shares outstanding increased primarily as a result of the Company's sale of 3.45 million common shares in May 1993.

  1993 COMPARED TO 1992

     On March 31, 1992, the Company succeeded to a group of companies and assets (and related liabilities) owned by Henry S. Belden IV. Also on that date, pursuant to a Plan and Agreement of Consolidation, the Company acquired the assets and assumed the liabilities of two affiliated entities in exchange for shares of its common stock (the "Consolidation"). The Consolidation was accounted for as a purchase, and the results of operations of the two affiliated entities have been included from that date.

     Prior to the Consolidation, the Company was engaged principally in managing the assets and business activities of the two affiliated entities and certain non-affiliated parties and in gas gathering and marketing. Accordingly, a significant portion of the Company's income was derived from transactions with the affiliated entities, including well operating fees, sales of oilfield supplies and service and fees for accounting and related services. Prior to the Consolidation, revenues from oilfield sales and service provided to the affiliated entities were accounted for as third-party revenues.

     OIL AND GAS SALES. Oil and gas sales increased $11.6 million (77%) in 1993 compared to 1992 due primarily to an increase in oil and gas volumes sold and a higher average price paid for the Company's natural gas which more than offset a lower average price paid for the Company's oil.

     Oil volumes increased 102,000 Bbl (29%) from 351,000 Bbl to 453,000 Bbl and gas volumes increased 3.7 Bcf (100%) from 3.7 Bcf in 1992 to 7.4 Bcf in 1993. Increased oil and gas volumes were responsible for approximately $10.0 million of the Company's increased oil and gas sales. These volume increases were due primarily to the Consolidation which added approximately 2,000 net producing wells in March 1992 and the acquisition of the Company's West Virginia properties which added 501 net producing wells in December 1992.


     The average price paid for the Company's oil decreased from $19.27 per barrel in 1992 to $17.15 per barrel in 1993, which reduced oil sales by $1.0 million. The average price paid for the Company's natural gas increased $.33 per Mcf to $2.55 per Mcf in 1993 compared to 1992 resulting in increased gas sales in 1993 of approximately $2.6 million.


     GAS MARKETING AND GATHERING REVENUE. Gas marketing and gathering revenue increased $8.2 million (31%) from $26.5 million in 1992 to $34.7 million in 1993. This increase was primarily attributable to the acquisition of additional interests in the Company's Ohio gas gathering system as a result of the Consolidation in March 1992, the acquisition of the Company's West Virginia gas gathering systems in December 1992 and an increase in the volume of gas marketed in 1993.

     OILFIELD SALES AND SERVICE REVENUE. Oilfield sales and service revenue increased $1.6 million (17%) from $9.5 million in 1992 to $11.1 million in 1993 due primarily to an increase in sales by the Company's wholly-owned subsidiary, Target Oilfield Pipe & Supply Company.

     INTEREST AND OTHER REVENUE. Interest and other revenue decreased $867,673 (57%) from $1.5 million in 1992 to $647,011 in 1993 primarily as a result of the elimination of administrative charges to two affiliated entities as a result of the Consolidation.

     PRODUCTION EXPENSE. Production expense increased from $5.4 million in 1992 to $7.2 million in 1993. This increase was largely due to increased production resulting from the Consolidation and other acquisitions.

Production expense per Mcfe decreased from $.92 per Mcfe in 1992 to $.71 per Mcfe in 1993. This decrease was due to bearing 100% of the field production costs in the first quarter of 1992, but receiving only its net revenue share of production volumes. The high level of production expense borne by the Company in 1992 was offset by well operating fees charged to two affiliated entities and non-affiliated parties.

     COST OF GAS AND GATHERING EXPENSE. Cost of gas and gathering expense increased from $24.9 million in 1992 to $30.7 million in 1993. This increase was due to the acquisition of additional interests in the Company's Ohio gas gathering systems as a result of the Consolidation, the acquisition of the Company's gas gathering systems in West Virginia and an increase in the volume of gas purchased for resale in 1993.

     OILFIELD SALES AND SERVICE EXPENSE. Oilfield sales and service expense increased $3.1 million (41%) from $7.5 million in 1992 to $10.6 million in 1993 primarily as a result of the increased cost of goods sold associated with the increase in oilfield supply and equipment sales.

     EXPLORATION EXPENSE. Exploration expense increased $156,628 (7%) from 1992 to 1993 due to $157,000 in dry hole expense in 1993.

     GENERAL AND ADMINISTRATIVE EXPENSE. General and administration expense increased from $3.7 million in 1992 to $3.9 million in 1993. The increase was due primarily to loan fees and taxes incurred in 1993 and the elimination of certain fee income that was used to offset general and administrative expenses prior to the Consolidation.

     INTEREST EXPENSE. Interest expense increased from $2.2 million in 1992 to $3.2 million in 1993. This increase was primarily due to the assumption of the debt of two affiliated entities as a result of the Consolidation and the assumption of debt in acquiring the Company's West Virginia properties. These increases were partially offset by the repayment of a substantial portion of these debts in May and June of 1993.

     DEPRECIATION, DEPLETION AND AMORTIZATION. Depreciation, depletion and amortization increased by $4.9 million (100%) in 1993 compared to 1992. This increase was primarily due to additional depletion expense associated with the higher production volumes resulting from the Consolidation and the Company's acquisitions in 1992.

     INCOME BEFORE INCOME TAXES. Income before income taxes increased $3.6 million (228%) from $1.6 million in 1992 to $5.2 million in 1993. The oil and gas operations segment increased operating income $7.0 million from $622,840 in 1992 to $7.6 million in 1993. The increase was attributable to the items discussed above. The operating income of the oilfield sales and service segment decreased $1.5 million from operating income of $1.6 million in 1992 to $125,658 in 1993. In addition to the items discussed above, the decrease in the operating income of the oilfield sales and service segment was attributable to an operating loss of $41,748 in 1993 from Magnolia Compression Services, Inc. which was formed in 1993. The operating income of oilfield sales and services, exclusive of these activities, decreased $1.5 million from $1.6 million in 1992 to $167,406 in 1993.

     NET INCOME. Net income for 1993 was $3.2 million compared to net income of $1.1 million in 1992. This increase in net income was primarily a result of the Consolidation and the addition of the Company's West Virginia properties as discussed in the items above. Provision for income taxes increased from $446,121 in 1992 to $2.0 million in 1993 due to the increase in income before taxes as well as an increase in the effective tax rate.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's working capital is closely related to and dependent on the current prices paid for its oil and gas.

     The Company's current ratio at March 31, 1995 was 1.99 to 1.00. During the first quarter of 1995, working capital increased $2.3 million from $13.6 million to $15.9 million. The increase was primarily due to a $3.7 million increase in cash due to the acquisition of Ward Lake's cash balances. The Company's operating activities provided cash flow of $3.5 million during the first quarter of 1995.

     On May 25, 1995, the Company's bank group amended its revolving bank facility to accommodate the Quaker State Properties acquisition. The facility was increased to $200 million and the borrowing base was split into two tranches, a senior tranche designated Borrowing Base I and a subordinated tranche designated Borrowing Base II. The Company's borrowing base is calculated by the bank group and is based on the cash flows generated by its proved developed reserves, gas gathering systems and other corporate assets. Generally, the Company can expect to have the borrowing base increased by at least 50% of the present value before income taxes (discounted at 10% per annum) of any proved developed reserves added through acquisition or drilling.

     Borrowing Base I was initially set at $81 million and the maturity date was extended to March 31, 1999. Outstanding balances on this tranche bear interest at the Company's choice of either: (1) the one, two or three-month LIBOR + 2% (8.06% for the three-month LIBOR interest rate option at May 31, 1995) or (2) the bank's prime rate (9% at May 31, 1995). These interest rates increase by 0.5% any time there are outstanding balances on Borrowing Base II.

     Borrowing Base II was set at $22 million and will expire on October 15, 1997. If the Company uses the bank facility to finance the Quaker State Properties acquisition, the Company is required to borrow $22 million on Borrowing Base II and the balance on Borrowing Base I. Outstanding balances on this tranche bear interest at the Company's choice of either of the interest rate options mentioned above, except that the interest rates are increased by 1% (i.e., LIBOR + 3% and prime + 1%). Borrowing Base II will not be included as part of the Company's future borrowing capacity if it is not utilized to finance the acquisition of the Quaker State Properties.

     The amended agreement will continue to restrict the sale of assets to no more than 15% of shareholders' equity in any one year and will require the Company to maintain certain levels of net worth, working capital and debt service coverage.

     During 1993, the Company placed $35 million of 7% fixed-rate senior notes with five insurance companies in a private placement. These notes, which are interest-only for four years, mature on September 30, 2005. Equal annual principal payments of $3,888,888 will be required on each September 30 commencing in 1997.

     The note agreement limits the Company's senior debt to 50% of the Company's discounted present value (at 10%) of its oil and gas reserves plus the net book value of its gas gathering systems. Other terms and covenants are substantially the same as those contained in the $200 million revolving credit facility.


     The Company currently expects to spend approximately $20 million during 1995 on its drilling activities and approximately $4.4 million for other capital expenditures. The Company's acquisition program is expected to be financed with any available cash flow over $24.4 million and with its available bank credit line. The Company believes that its existing sources of working capital are sufficient to satisfy all currently anticipated working capital requirements.


     The level of the Company's cash flow in the future will depend on a number of factors including the demand and price levels for oil and gas, its ability to acquire additional producing properties and the scope and success of its drilling activities. The Company intends to finance such activities principally through its available cash flow, through additional borrowings and, to the extent necessary, the issuance of additional common or preferred stock.

INFLATION AND CHANGES IN PRICES


     During 1992, the price received for the Company's crude oil fluctuated from a low of $16.00 per barrel to a high of $20.75 per barrel with an average price of $19.27 per barrel. During 1993, the price paid for the Company's crude oil fell from a high of $19.00 per barrel at the beginning of the year to a low of $13.50 per barrel at year-end with an average price of $17.15 per barrel. During 1994, the price paid for the Company's crude oil increased from $13.50 per barrel to a high of $18.00 per barrel, then decreased to $15.50 per barrel at year-end with an average price of $15.98 per barrel. The average price of the Company's natural gas increased from $2.22 per Mcf in 1992 to $2.55 per Mcf in 1993 to $2.58 per Mcf in 1994. In the first quarter of 1995, the average price of the Company's natural gas was $2.47 per Mcf and the average price of the Company's oil was $16.70 per barrel.

     The price of oil and gas has a significant impact on the Company's results of operations. Oil and gas prices fluctuate based on market conditions and, accordingly, cannot be predicted. As a result of increased competition among drilling contractors and suppliers and reduced levels of drilling, costs to drill, complete and service wells have remained relatively constant in recent years.

                            BUSINESS AND PROPERTIES
OVERVIEW

     The Company is actively engaged in the acquisition, exploration, development, production, gathering and marketing of oil and gas in the Appalachian and Michigan Basins. Founded in 1942, the Company operates principally in the Appalachian Basin where it is now one of the largest oil and gas companies in terms of reserves, acreage held and wells operated.

     On a pro forma basis (giving effect to the acquisition of the Quaker State Properties, Ward Lake and other acquisitions completed through, or pending at, May 31, 1995), as of December 31, 1994, the Company operated more than 7,600 oil and gas wells in Ohio, West Virginia, Pennsylvania, New York and Michigan and had proved developed reserves totaling 178 Bcf of gas and 6 MMBbl of oil. These reserves had a present value before income taxes of approximately $183 million and a reserve life of 9 years at December 31, 1994. The Company's pro forma 1994 production was 19.9 Bcf of gas and .9 MMBbl of oil. Its pro forma average wellhead price for natural gas was $2.44 per Mcf for the Appalachian Basin properties and $2.02 per Mcf for the Michigan Basin properties. Its pro forma average wellhead price for oil was $15.98 per Bbl.

     On a pro forma basis, at December 31, 1994, the Company held leases or options to acquire leases covering approximately 1,147,000 gross (1,049,000 net) acres in the two basins. The Company also owned and operated approximately 2,550 miles of gas gathering systems with access to commercial and industrial gas markets in Ohio, West Virginia, Pennsylvania, New York and Michigan. After giving effect to the completed and pending acquisitions, the Company will market approximately 80 MMcf of gas per day, approximately 70% of which will be derived from its own production.


     The Company has grown principally through the acquisition of producing properties and related gas gathering facilities and exploration and development of its own acreage. From 1992 through May 31, 1995, the Company acquired or entered into agreements to acquire producing properties for $107 million with 168 Bcfe of proved developed reserves at an average cost of $0.64 per Mcfe and spent $12.2 million to acquire and develop additional gas gathering facilities. During the period from 1992 through 1994, the Company drilled 185 gross (131.3 net) wells at an aggregate cost of approximately $23 million for the net wells. This drilling added 18.1 Bcfe to the Company's proved reserves. During 1995, the Company intends to drill approximately 160 wells at an estimated cost of $20 million.


THE APPALACHIAN AND MICHIGAN BASINS

     The Appalachian Basin is the oldest and geographically one of the largest oil and gas producing regions in the United States. Although the Appalachian Basin has sedimentary formations indicating the potential for oil and gas reservoirs to depths of 30,000 feet or more, oil and gas is currently produced primarily from shallow blanket formations at depths of 1,000 to 5,500 feet. Drilling success rates of the Company and others drilling in these formations historically have exceeded 90% with production generally lasting longer than 20 years.

     The combination of long-lived production and high drilling success rates at these shallower depths has resulted in a highly fragmented, extensively drilled, low technology operating environment in the Appalachian Basin. As of December 31, 1994, there were over 10,000 independent operators of record and approximately 180,000 producing oil and gas wells in Ohio, West Virginia, Pennsylvania and New York. There has been only limited testing or development of the formations below the existing shallow production in the Appalachian Basin. Fewer than 1,500 wells have been drilled to a depth greater than 7,500 feet, and fewer than 100 wells have been drilled to a depth greater than 12,500 feet in the entire Appalachian Basin. As a result, the Company believes that there are significant exploration and development opportunities in these less developed formations for those operators with the capital, technical expertise and ability to assemble the large acreage positions needed to justify the use of advanced exploration and production technologies.

     The Michigan Basin is similar in many respects to the Appalachian Basin. The Company's production is derived from the shallow (700 to 1,700 feet) blanket Antrim Shale formation which has not been extensively developed. Success rates for companies drilling to this formation have exceeded 90%, with production often lasting as long as 20 years. The Michigan Basin also contains deeper formations with greater reserve potential

(primarily the Niagaran Carbonate) that have been more extensively explored than the Antrim Shale. The Michigan Basin has over 280 operators of record, most of which are private companies, and more than 9,600 producing wells. Because the production rate from Antrim Shale wells is relatively low, cost containment is a crucial aspect of operations. In contrast to the shallow blanket formations in the Appalachian Basin, the operating environment in the Antrim Shale is more capital intensive because of the low natural pressures and the high water content of the formation. In addition, there are more major oil and gas companies active in the Michigan Basin than in the Appalachian Basin.

     The proximity of the Appalachian and Michigan Basins to large commercial and industrial natural gas markets has generally resulted in wellhead gas prices that since 1985 have ranged from $.43 to $1.21 per Mcf in the Appalachian Basin and $0.22 to $1.66 per Mcf in the Michigan Basin above national wellhead prices. In 1994, prices in the Appalachian and Michigan Basins averaged $0.44 and $0.22 per Mcf, respectively, above national wellhead prices. The Company's average wellhead gas price in 1994 was $0.84 per Mcf above the average national wellhead price.

BUSINESS STRATEGY

     The Company's primary operating objective is to become a dominant oil and gas producer and natural gas marketer in the Appalachian and Michigan Basins. To accomplish this objective, the Company's specific business strategy is to:

        -  make strategic acquisitions of producing oil and gas properties;

        - expand production and reserves through a balanced portfolio of developmental and exploratory drilling;

        - improve profitability on production from existing and acquired properties; and

        -  expand its gas gathering and marketing activities.

     This strategy is intended to enable the Company to utilize its sizeable acreage position, technological capability and financial resources to take advantage of (i) the increased availability of producing properties for sale in the Appalachian and Michigan Basins as capital constrained operators seek liquidity or operating capital and (ii) the significant exploration and development opportunities in the deeper and potentially more productive formations in the Appalachian and Michigan Basins.

ACQUISITION OF PRODUCING PROPERTIES

     Strategy. The Company's acquisition strategy focuses on producing properties that (i) the Company already owns an interest in and operates or that are strategically located in relation to its existing operations, (ii) can be increased in value through operating cost reductions, advanced production technology, mechanical improvements, recompleting or reworking wells and the use of enhanced and secondary recovery techniques, (iii) provide development drilling opportunities or enhance the Company's acreage position, (iv) have the potential for increased revenues from gas production through the Company's gas marketing capabilities or (v) are of sufficient size to allow the Company to operate efficiently in new areas. Using these criteria, the Company employs a disciplined approach to acquisition analysis that requires input and approval from all key areas of the Company. These areas include field operations, exploration and production, finance, gas marketing, land management and environmental compliance. Although the Company reviews in excess of 50 acquisition opportunities per year, this disciplined approach can result in uneven annual spending on acquisitions. The following table sets forth information pertaining to acquisitions completed during the period 1992 through May 31, 1995 and acquisitions pending at that date (including the Quaker State Properties acquisition).

                                                                PROVED DEVELOPED RESERVES
                                                             ------------------------------
                           NUMBER OF          PURCHASE         OIL        GAS       COMBINED        COST
PERIOD                    TRANSACTIONS        PRICE(1)        (MBBL)     (MMCF)     (MMCFE)       PER MCFE
- ------                    ------------     --------------     ------     ------     --------     -----------
                                           (IN THOUSANDS)
1992....................        5             $ 23,733          466      41,477      44,241         $0.54
1993....................        8                3,883          119       4,121       4,835          0.80
1994....................       11               20,274          223      26,877      28,215          0.72
1995(2).................        5               58,687        2,351      76,367      90,470          0.65

- ---------------

(1) Represents portion of purchase price allocated to proved developed reserves.

(2) On a pro forma basis through May 31, 1995.

     Quaker State Properties Acquisition. The Company entered into an agreement
with Quaker State Corporation dated                  , 1995 to purchase the
Quaker State Properties for $56 million, subject to adjustment. The assets to be acquired include:

        - proved developed reserves of approximately 41.2 Bcf of natural gas and 1.9 million Bbl of oil at December 31, 1994;

        - proved undeveloped reserves of approximately 5.6 Bcf of natural gas and .3 million Bbl of oil at December 31, 1994;

        - interests in approximately 1,460 gross (1,100 net) wells, 95% of which are operated by Quaker State Corporation;

        - 250 miles of gas gathering systems in Pennsylvania, New York, Ohio and West Virginia that are tied directly to interstate natural gas transmission systems;

        - operating rights under joint operating agreements and the contract administration or operating fees chargeable to third parties thereunder; and

        - undeveloped leases and fee mineral interests covering approximately 250,000 net acres and Quaker State Corporation's extensive geologic and geophysical database.

     Approximately $41.5 million of the purchase price has been allocated to the
52.5 Bcfe of proved developed reserves, $8.6 million to the gas gathering systems and the balance to other assets.

     The agreement provides that the closing will occur on or about July 31, 1995 or as soon as practicable thereafter, but in no event later than September 15, 1995 with the purchase price to be adjusted for the amount of net production revenues after January 1, 1995. Accordingly, for the period from January 1, 1995 to the closing date, the net revenues (gross production income, reduced by production taxes, lease operating and allocated general and administrative expenses, capital expenditures and other similar expenses) will be credited against the purchase price for purposes of the agreement and financial reporting. The purchase price will be further adjusted for, among other things, any wells which are excluded as a result of title or other defects.

     Completion of the acquisition of the Quaker State Properties is subject to a number of conditions, including verification of title to the properties, satisfaction or waiver of preferential rights to purchase the properties held by third parties, obtaining necessary consents to assignment of the properties to the Company and customary "due diligence" reviews relating to the properties. Although the Company believes that the acquisition of the Quaker State Properties will be completed, there can be no assurance that the conditions precedent to consummating the acquisition will be satisfied or waived. The acquisition is not contingent on the consummation of this offering since the Company has sufficient borrowing capacity under its credit facility to finance the purchase.

     Ward Lake Acquisition. Effective in January 1995, the Company made its initial entry into the Michigan Basin by acquiring Ward Lake, a privately-held exploration and production company headquartered in Gaylord, Michigan, for $15.1 million. Ward Lake operates and holds production payment and working interests averaging 13.6% in approximately 500 Antrim Shale gas wells in Michigan's lower peninsula and approximately 5,500 undeveloped leasehold acres in the proximity of the wells. The wells had estimated proved developed gas reserves of 98 Bcf (14 Bcf net to Ward Lake's interest) at December 31, 1994. Approximately one-half of the purchase price represented payment for the proved developed reserves, with the balance associated with other oil and gas and corporate assets. The Company is currently attempting to acquire additional working interests in the wells.

     The Company's rationale for entering the Michigan Basin was based on its geologic and operational similarities to the Appalachian Basin and its geographic proximity to the Company's operations in the Appalachian Basin. Geologically, the Michigan Basin resembles the Appalachian Basin with shallow blanket formations and deeper formations with greater reserve potential. Operationally, economies of scale and cost containment are essential to operating profitability. The Michigan Basin's operating environment is also highly fragmented with substantial acquisition opportunities. The Company's management has had prior experience operating in the Michigan Basin in that the Company's President and Chief Operating Officer was in charge of Shell Oil Company's production operations in Michigan from August 1, 1977 to July 31, 1981. The Company's primary objective in acquiring Ward Lake was to allow the Company to pursue opportunities in the Michigan Basin with an established operating company that provided the necessary critical mass to operate efficiently.

     Other Recent Acquisitions. In May 1995 the Company acquired or agreed to acquire, for approximately $19.4 million, working interests in 1,139 gross (919 net) oil and gas wells in Ohio, Pennsylvania and New York and drilling rights on more than 250,000 acres in Ohio adjacent to producing properties operated by the Company. Estimated proved developed reserves associated with the wells acquired totaled 21 Bcf of natural gas and .5 MMBbl of oil net to the Company's interest at December 31, 1994.

     The principal effects on the Company of the addition of the Quaker State Properties (assuming consummation of the purchase), Ward Lake and the other properties which the Company has acquired or agreed to acquire through May 31, 1995 are shown in the following table:

                                                 AS OF OR FOR THE YEAR ENDED DECEMBER 31, 1994
                                      --------------------------------------------------------------------
                                                    QUAKER        WARD LAKE
                                                    STATE         AND OTHER       PRO FORMA     PERCENTAGE
                                      COMPANY     PROPERTIES     ACQUISITIONS     COMBINED       INCREASE
                                      -------     ----------     ------------     ---------     ----------
Proved reserves (MMcfe).............  147,672        60,237          41,486         249,395          69%
1994 production (MMcfe).............   12,539         8,399           4,077          25,015         100%
Reserve life (years)................     11.8           7.2            10.2            10.0         (15)%
Gathering systems (miles)...........    1,900           250             400           2,550          34%
Leasehold acreage (net).............  534,000       255,000         260,000       1,049,000          96%

OIL AND GAS OPERATIONS AND PRODUCTION

     Operations. The Company serves as the operator of substantially all of the wells in which it holds working interests. The Company seeks to maximize the value of its properties through operating efficiencies associated with economies of scale and through operating cost reductions, advanced production technology, mechanical improvements and the use of enhanced and secondary recovery techniques.

     Through its production field offices in Ohio, West Virginia, Pennsylvania, New York and Michigan, the Company continuously reviews its properties, especially recently acquired properties, to determine what actions can be taken to reduce operating costs and/or improve production. The Company has reduced field level costs through improved operating practices such as computerized production scheduling and the use of hand-held computers to gather field data. On acquired properties, further efficiencies may be realized through improvements in production scheduling and reductions in oilfield labor. Actions that may be taken to improve production include modifying surface facilities and redesigning down-hole equipment. In 1989 and 1990, the Company participated in the development of an advanced plunger lift system (the "JetStar"), a tool that is designed to improve production on certain low-volume gas wells. As of December 31, 1994, a total of 217 JetStar systems have been installed on Company operated wells at a cost of approximately $5,600 per well, resulting in an average net increase in production to the Company of 8 Mcf per well per day during the first year following installation.

     Production. The following table sets forth certain historical and pro forma information regarding oil and gas production from the Company's properties. The pro forma information gives effect to the acquisition of the Quaker State Properties, Ward Lake and other properties which the Company has acquired or agreed to acquire through May 31, 1995 as if such transactions had occurred at January 1, 1994.

                                      YEARS ENDED DECEMBER 31,            THREE MONTHS ENDED MARCH 31,
                               ---------------------------------------    -----------------------------
                                       HISTORICAL            PRO FORMA       HISTORICAL       PRO FORMA
                               --------------------------    ---------    ----------------    ---------
                                1992      1993      1994       1994        1994      1995       1995
                               ------    ------    ------    ---------    ------    ------    ---------
  Production:
     Oil (MBbl)..............     351       453       496         859        107       118         218
     Gas (MMcf)..............   3,728     7,373     9,563      19,858      2,257     2,927       5,349
  Average wellhead price:
     Oil (per Bbl)...........  $19.27    $17.15    $15.98     $ 15.98     $14.38    $16.70     $ 16.51
     Gas (per Mcf)...........    2.22      2.55      2.58        2.40       2.71      2.47        2.25
     Combined (per Mcfe).....    2.58      2.64      2.60        2.46       2.64      2.53        2.35
  Production expense (per
     Mcfe)...................    0.92      0.71      0.74        0.70       0.75      0.72        0.64
  Operating margin (per
     Mcfe)(1)................    1.66      1.93      1.86        1.76       1.89      1.81        1.71

- ---------------
     (1) Average wellhead price per Mcfe less production expense per Mcfe.

     Wells and Acreage. The following tables summarize the Company's productive wells and acreage on a pro forma basis at December 31, 1994 giving effect to the acquisition of the Quaker State Properties, Ward Lake and the other properties which the Company has acquired or agreed to acquire through May 31, 1995:

                                                             AS OF DECEMBER 31, 1994
                                                                    PRO FORMA
                                             -------------------------------------------------------
                                                OIL WELLS           GAS WELLS             TOTAL
                                             ---------------     ---------------     ---------------
                                             GROSS      NET      GROSS      NET      GROSS      NET
                                             -----     -----     -----     -----     -----     -----
  WELLS:
     Appalachian Basin.....................  1,697     1,427     5,497     4,502     7,194     5,929
     Michigan Basin........................     --        --       504        81       504        81
                                             -----     -----     -----     -----     -----     -----
       Total...............................  1,697     1,427     6,001     4,583     7,698     6,010
                                             =====     =====     =====     =====     =====     =====

                                                      AS OF DECEMBER 31, 1994
                                                             PRO FORMA
                              -----------------------------------------------------------------------
                               DEVELOPED ACREAGE      UNDEVELOPED ACREAGE          TOTAL ACREAGE
                              -------------------     -------------------     -----------------------
                               GROSS        NET        GROSS        NET         GROSS          NET
                              -------     -------     -------     -------     ---------     ---------
  ACREAGE:
     Appalachian Basin......  411,000     388,000     705,000     651,000     1,116,000     1,039,000
     Michigan Basin.........   25,000       4,000       6,000       6,000        31,000        10,000
                              -------     -------     -------     -------     ---------     ---------
       Total................  436,000     392,000     711,000     657,000     1,147,000     1,049,000
                              =======     =======     =======     =======     =========     =========

EXPLORATION AND DEVELOPMENT

     The Company's exploration and development activities include development drilling in shallow blanket formations and development and exploratory drilling in the deeper formations of the Appalachian and Michigan Basins. The Company's strategy is to develop a balanced portfolio of drilling prospects that includes lower risk wells with a high probability of success and higher risk wells with greater economic potential.

     The Company has an extensive inventory of acreage on which to conduct its exploration and development activities. Upon completion of the acquisitions pending at May 31, 1995 (including the Quaker State Properties), the Company expects to have approximately 1,147,000 gross (1,049,000 net) acres in its inventory.

     In 1995, the Company plans to spend approximately $14.1 million to drill approximately 116 wells to shallow blanket formations in its five state operating area, including approximately 35 wells to be drilled in the Michigan Basin. The Company also plans to spend approximately $6.1 million to drill 44 wells to the less developed formations, including 33 wells to the Knox formation in 1995. Through May 31, 1995, the Company had drilled 14 wells to the shallow blanket formations, with 14 completed or in the process of being completed as producing wells. Through the same date, the Company had drilled 12 wells to the deeper formations, with five completed or in the process of being completed as producing wells.


     The Company believes that its diversified portfolio approach to its drilling activities results in more consistent and predictable economic results than might be experienced with a less diversified or higher risk drilling program profile.

     Shallow Blanket Formations. In general, the shallow blanket formations found in the Appalachian and Michigan Basins are widespread in extent, and hydrocarbon accumulations are not dependent upon local stratigraphic or structural trapping. Drilling success rates exceed 90%. The principal risk of such wells is uneconomic recoverable reserves.

     The shallow blanket formations in the Appalachian Basin are relatively tight reservoirs that produce 20% to 30% of their recoverable reserves in the first year and 40% to 50% of their total recoverable reserves in the first three years, with steady declines in subsequent years. Average well lives range from 15 years to 25 years or more.

     The Antrim Shale formation, the principal shallow blanket formation in the Michigan Basin, is characterized by high formation water production in the early years of a well's productive life, with water production decreasing over time. Antrim Shale wells typically produce at rates of 100 Mcf to 125 Mcf per day for several years, with modest declines thereafter. Gas production often increases in the early years as the producing formation becomes de-watered. Average well lives are 20 years or more.

     Certain typical characteristics of the shallow blanket formations to be drilled by the Company in 1995 are described below:


                                                                AVERAGE          AVERAGE GROSS
                                             AVERAGE         DRILLING AND           RESERVES
                                           WELL DEPTHS        COMPLETION            PER WELL
                    LOCATION              -------------     COSTS PER WELL      ----------------
        --------------------------------    (IN FEET)       ---------------     (IN MMCFE)
                                                            (IN THOUSANDS)
        Ohio............................  3,000 - 5,500       $ 110 - 135              135
        West Virginia...................  1,500 - 6,000         140 - 160              225
        Pennsylvania....................  1,100 - 1,500           30 - 40               30
        New York........................  3,000 - 3,500         100 - 110              100
        Michigan........................    700 - 1,700         200 - 220              425


     Less Developed Formations. The Appalachian Basin has productive and potentially productive sedimentary formations to depths of 30,000 feet or more, but the combination of long-lived production and high drilling success rates in the shallow formations has impaired the development of the deeper formations in the basin. The Company believes it possesses the technological expertise and the acreage position needed to explore the deeper formations in a cost effective manner.

     The less developed formations in the Appalachian Basin include the Knox sequence of sandstones and dolomites which includes the Rose Run, Beekmantown and Trempeleau productive zones, at depths ranging from 3,000 feet to 8,000 feet. The geographical boundaries of the Knox sequence, which lies approximately 2,000 feet below the blanket Clinton Sandstone, are generally well defined in Ohio with less definition in New York. Nevertheless, the Knox group has been only lightly explored, with fewer than 1,500 wells drilled to this sequence of formations during the past 10 years.

     The Company began testing the Knox sequence in 1989 by selecting certain wells that were targeted to be completed to the Clinton formation and drilling them an additional 2,000 feet to 2,500 feet to test the Knox formations. In 1991, the Company began using seismic analysis and other geophysical tools to select drilling locations specifically targeting the Knox formations. Since 1991, the Company has added to its technical staff to enhance its ability to develop drilling prospects in the Knox and other less developed formations in the Appalachian Basin and the deeper formations in the Michigan Basin. The following table shows the Company's drilling results in the Knox sequence.

                                                            WELLS
                                     WELLS DRILLED       COMPLETED(1)        AVERAGE GROSS
                                     --------------     --------------        RESERVES PER
        PERIOD                       GROSS     NET      GROSS     NET             WELL
        ---------------------------  -----     ----     -----     ----     -------------------
                                                                               (MMCFE)(2)
        1989-1990..................    18      14.5        5       4.0             465
        1991.......................    11      10.3        5       4.7             170
        1992.......................    15      12.5        8       6.4             285
        1993.......................    30      20.2       16       8.8             360
        1994.......................    25      14.2       17       9.8             389
        1995(3)....................     9       4.2        5       1.7             N/A

- ---------------

        (1) Completed as producing wells in the Knox formations. Of the 52 gross wells that were not commercially productive in the Knox formations, 18 were completed as producing wells in the shallower Clinton Sandstone formation.

        (2) Average reserves per well reflect production through December 31, 1994 plus estimated proved developed reserves at that date.

        (3) Through May 31, 1995.

     The Company's historical experience is that the average Knox well produces 20% to 25% of its recoverable reserves in the first year of production and approximately 50% of its recoverable reserves in the first three years with a steady decline thereafter. Knox sequence wells have an expected productive life ranging from 15 to 25 years.

     As shown in the following table, the Company's production from Knox formation wells has increased steadily as additional wells have been drilled.

                                                              KNOX FORMATION WELLS AND
                                                                     PRODUCTION
                                                              -------------------------
                                                              1992     1993       1994
                                                              ---      -----      -----
        Number of Wells in Production:
          Gross.............................................   16         23         41
          Net...............................................  13.7      20.6       29.7
        Annual Production (net):
          Oil (MBbl)........................................  4.7       13.9       67.1
          Gas (MMcf)........................................  340        731      1,041
          Combined (MMcfe)..................................  368        814      1,444

     The Company is well positioned to exploit the undeveloped potential of the Knox formations. On a pro forma basis giving effect to the acquisitions completed through, and pending at, May 31, 1995, it holds leases on approximately 648,000 net acres overlying potential Knox drilling locations. The Company plans to drill 40 wells to the Knox formations in 1995.

     In addition, the Company has also tested the Niagaran Carbonate, Onondaga Limestone and Oriskany Sandstone formations. Certain typical characteristics of the deeper formations to be drilled by the Company in 1995 are described below:


                                                                   AVERAGE
                                               RANGE OF OR     DRILLING COSTS
                                                 AVERAGE      -----------------     AVERAGE GROSS
                                               WELL DEPTH     DRY     COMPLETED      RESERVES PER
              FORMATION            LOCATION    -----------    HOLE      WELL             WELL
    -----------------------------  --------                   ----    ---------    ----------------
                                                (IN FEET)      (IN THOUSANDS)      (IN MMCFE)
    Knox Formations..............  OH, NY      3,000-8,000    $110      $ 220              360
    Niagaran Carbonate...........  MI                4,500     350        580            1,500
    Onondaga Limestone...........  PA                5,500     100        175              400
    Oriskany Sandstone...........  PA                9,000     360        770            1,000


     Drilling Results. The following table sets forth drilling results (excluding Michigan) with respect to wells drilled during the past three years.


                                                      SHALLOW BLANKET
                                                       FORMATIONS(1)             LESS DEVELOPED FORMATIONS(2)
                                                 --------------------------      ----------------------------
                                                 1992      1993       1994        1992       1993       1994
                                                 ----     ------     ------      ------     ------     ------
  Productive
    Gross......................................     4         42         58           8         16(3)      22(4)
    Net........................................     4       31.4       45.6         6.4        8.8       12.7
  Dry
    Gross......................................     0          2          2           7         14         10
    Net........................................     0        0.7        0.4         5.1       11.4        4.8
Reserves discovered -- net (MMcfe)(5)..........    97      3,019      4,813       1,821      3,173      5,196
Approximate cost (in thousands)................  $170     $4,847     $5,762      $3,343     $3,413     $5,509

- ---------------

(1) Consists of wells drilled to the Berea and Clinton Sandstone formations in Ohio, the Berea Sandstone, Devonian Brown Shale, Ravencliff Sandstone and Big Lime Limestone formations in West Virginia, and the Glade and Clarendon Sandstone formations in Pennsylvania.

(2) Consists of wells drilled to the Trenton Limestone and Knox formations in Ohio and the Oriskany Sandstone and Onondaga Limestone formations in Pennsylvania.

(3) Two additional wells which were dry in the Knox formations were subsequently completed in the shallower Clinton formation.

(4) One additional well which was dry in the Knox formations was subsequently completed in the shallower Clinton formation.

(5) Reflects production through December 31, 1994 plus estimated proved developed reserves at that date.

     Since 1987, drilling programs managed by Ward Lake focused exclusively on the Antrim Shale formation and resulted in the following: 506 wells drilled; 2 dry holes; $64.5 million in drilling expenditures; and 161 Bcf of reserves discovered.

GAS GATHERING AND MARKETING

     Gas Gathering. On a pro forma basis giving effect to the acquisition of the Quaker State Properties, Ward Lake and other properties which the Company has acquired or agreed to acquire through May 31, 1995, the Company operates approximately 2,550 miles of natural gas gathering lines in Ohio, West Virginia, Pennsylvania, New York and Michigan which are tied directly to various interstate natural gas transmission systems. The interconnections with these interstate pipelines afford the Company potential marketing access to most East Coast gas markets.

     Gas Marketing. The major industrial centers of Akron, Canton, Cleveland and Pittsburgh are all located in close proximity to the Company's operations and provide a large potential market for direct natural gas sales. At present, the Company markets directly to approximately 150 customers in a five-state area. The Company focuses its gas marketing efforts on small to mid-sized industrial customers that require more service and have the potential to generate higher margins than large industrial users.

     The Company sells the gas it produces to its commercial and industrial customers, local distribution companies and on the spot market. In addition to its own production, the Company buys gas from other producers and third parties and resells it. As the operator of wells in which it has an interest and wells owned by third parties, at May 31, 1995, the Company controlled approximately 112 MMcf of gas per day of which approximately 30% consisted of its own production. At that date, the Company was collecting marketing fees on 56 MMcf per day. Gas sold to end users is usually sold pursuant to contracts which extend for periods of one to three years at fixed prices. Gas sold to local distribution companies is generally sold under one-year or longer contracts either at fixed prices or prices indexed to the local distribution companies' cost of gas. The following table shows the type of buyer for the Company's own gas production and gas purchased from others in 1994.

                                                                                     GAS PURCHASED
                                                   COMPANY PRODUCED GAS            FROM THIRD PARTIES
                                                --------------------------     --------------------------
                  PURCHASER                     MMCF      PERCENT OF TOTAL     MMCF      PERCENT OF TOTAL
- ----------------------------------------------  -----     ----------------     -----     ----------------
End users.....................................  3,900            40.6%         6,600            95.7%
Local distribution companies
  Fixed price.................................  2,900            30.2%            --              --
  Indexed.....................................  1,400            14.6%            --              --
Spot markets..................................  1,400            14.6%           300             4.3%
                                                -----          ------          -----          ------
     Total....................................  9,600           100.0%         6,900           100.0%
                                                =====     ============         =====     ============

OILFIELD SERVICE AND SUPPLIES

     The Company has provided its own oilfield services for more than 30 years in order to assure quality control and operational and administrative support to its exploration and production operations. In 1992, a separate service division was organized which provides the Company and third party customers with necessary oilfield services such as well workovers, well completions, JetStar conversions, brine hauling and disposal and oil trucking. During the last half of 1994, the Company acquired for $3.1 million substantially all the assets of two Ohio-based oilfield servicing companies and a brine hauling and disposal company operating primarily in Ohio. These acquisitions make the Company's service division the largest oilfield service company in Ohio.

     Target Oilfield Pipe & Supply Company, a subsidiary of the Company, operates retail sales outlets in the Appalachian Basin from which it sells a broad range of equipment, including pipe, tanks, fittings, valves, pumping units and JetStar plunger lift systems. The Company originally entered the oilfield supply business to ensure the quality and availability of supplies for its own operations. In 1994, third party sales accounted for approximately 70% of total sales. In the first quarter of 1994, the Company acquired the assets and liabilities of Engine Power Systems, Inc., a distributor of Waukesha natural gas-fueled engines and gas-powered electric generation equipment, in exchange for 31,656 restricted shares of the Company's common stock.

     The Company plans to expand its oilfield service and supplies business through continued growth in its market area.

OIL AND GAS RESERVES

     The following table sets forth information with respect to the Company's proved developed and proved undeveloped oil and gas reserves as of December 31, 1992, 1993 and 1994 and pro forma information with respect to such reserves at December 31, 1994 giving effect to the acquisition of the Quaker State Properties, Ward Lake and other properties which the Company has acquired or agreed to acquire through May 31, 1995. The information with respect to proved developed reserves is based on reserve reports of John G. Redic, Inc., independent petroleum engineers. See "Experts". The estimates of proved undeveloped reserves were prepared by the Company's petroleum engineers.


                                                                 AS OF DECEMBER 31,
                                                  ------------------------------------------------
                                                                ACTUAL                   PRO FORMA
                                                  ----------------------------------     ---------
                                                    1992         1993         1994         1994
                                                  --------     --------     --------     ---------
Proved developed reserves:

  Gas (MMcf)....................................    79,158       74,578      101,355       177,722
  Oil (MBbl)....................................     4,163        3,145        3,715         6,065
  Combined (MMcfe)..............................   104,136       93,445      123,643       214,113
Proved undeveloped reserves:(1)
  Gas (MMcf)....................................       N/A       19,687       21,636        30,742
  Oil (MBbl)....................................       N/A          388          399           757
  Combined (MMcfe)..............................       N/A       22,017       24,029        35,282
Total proved reserves:
  Combined (MMcfe)(1)...........................   104,136      115,462      147,672       249,395

- ---------------
(1) Prior to 1993, the Company did not estimate its proved undeveloped reserves because the effect on total proved reserves was considered insignificant.

     The following table sets forth the estimated future net revenues from the above proved reserves and pro forma proved reserves of the Company and the present value of such future net revenues as of December 31, 1994 determined in accordance with the rules and regulations of the Commission.

                                                                 ACTUAL         PRO FORMA
                                                              ------------     ------------
    Estimated future net revenues:
      Total.................................................  $229,844,389     $350,229,318
      Present value before income taxes (discounted at 10%
         per annum).........................................   116,470,945      192,496,113


        Estimated future net revenues represent estimated future gross revenues from the production and sale of proved reserves, net of estimated production costs (including production taxes, ad valorem taxes and operating costs) and development costs. Estimated future net revenues were calculated on the basis of prices and costs estimated to be in effect at December 31, 1994 without escalation, except where changes in prices were fixed and readily determinable under existing contracts. The pro forma proved reserves and estimated future net revenues were calculated based upon assumptions of prices and operating expenses that the Company believes would have been applicable if all such proved reserves had been owned by the Company as of December 31, 1994. The estimates of proved reserves and estimated future net revenues set forth above and elsewhere in this Prospectus attributable to the Quaker State Properties differ from those contained in the Statements of Revenues and Direct Operating Expenses for the Quaker State Properties included elsewhere herein. The estimates set forth above reflect the Company's anticipated lease operating expenses on a state-by-state basis based on its historical experience, while the estimates contained in the Statements of Revenues and Direct Operating Expenses reflect the historical level of lease operating expenses incurred by Quaker State Corporation.



     The present values shown above should not be construed as the current market value of the Company's proved reserves. The 10% discount factor used to calculate present value, which is specified by the Securities and Exchange Commission (the "Commission"), is not necessarily the most appropriate discount rate, and present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, lease operating expenses and capital expenditures, which may prove to be inaccurate. In addition, the calculation of future net revenues does not take into account the effect of various cash outlays, including, among other things, general and administrative costs and interest expense. See "Risk Factors -- Uncertainty of Reserve Estimates."


EMPLOYEES

     As of May 31, 1995, the Company had 447 full-time employees, including 312 field employees, 13 petroleum engineers, five geologists and one geophysicist.

COMPETITION AND CUSTOMERS

     The oil and gas industry is highly competitive. Competition is particularly intense with respect to the acquisition of producing properties and the sale of oil and gas production. There is competition among oil and gas producers as well as with other industries in supplying energy and fuel to users.

     The competitors of the Company in oil and gas exploration, development, production and marketing include major integrated oil and gas companies as well as numerous independent oil and gas companies, individual proprietors, natural gas pipelines and their affiliates and natural gas marketers and brokers. Many of these competitors possess and employ financial and personnel resources substantially in excess of those available to the Company. Such competitors may be able to pay more for desirable prospects or producing properties and may be able to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of the Company will permit. The ability of the Company to add to its reserves in the future will be dependent on its ability to exploit its current developed and undeveloped lease holdings and its ability to select and acquire suitable producing properties and prospects for future exploration and development.

     The only customer which accounted for 10% or more of the Company's consolidated revenues for the year ended December 31, 1992 was Witco Corporation, sales to which totaled $5,313,193. The only customer which accounted for 10% or more of the Company's consolidated revenues during the years ended December 31, 1993 and 1994 was Ravenswood Aluminum Corporation ("RAC"), sales to which totaled $8,616,069 and $9,600,612, respectively. The Company's contract with RAC, its principal gas purchaser in West Virginia, requires it to deliver 10 billion Btus (approximately 9.5 MMcf) of gas per day through 1998. At present, the Company is supplying this contract requirement by delivering approximately 5.9 billion Btus of its own gas production, 3.3 billion Btus of production from royalty and joint working interest owners in wells in which the Company holds an interest and 0.8 billion Btus of gas purchased from third parties.

     The contract price at which gas is delivered to this customer for 1995 is $3.61 per MMBtu. The RAC contract also provides for a discount from the contract price if gas is available under the same terms and conditions from an arms-length third party at a price of less than 70% of the contract price. The discount is equal to one-half of the difference between the lower available price and the contract price and applies to volumes of gas for plant requirements in excess of 6,000 MMBtus per day. During 1994, RAC unilaterally took discounts totaling $334,000 and through March 31, 1995 has taken additional discounts totaling $315,000. The Company has contested RAC's interpretation of the contract and may initiate legal action to recover part or all of the discounts taken.

     To protect itself against an interruption or reduction in the income stream under the RAC contract, the Company required the seller of the properties subject to the RAC contract to partially secure the delivered gas price the Company would receive under the contract with a declining letter of credit issued by Citibank, N.A. and Chase Manhattan Bank, N.A. in the original amount of $10.7 million, approximately $6.9 million of which is available for drawing in 1995. The Company is entitled to draw against the letter of credit annually if it receives less than a specified minimum average delivered price on gas delivered to RAC under the contract. Under the terms of the letter of credit, the Company was reimbursed approximately $165,000 directly by the seller for the 1994 discounts and expects to be reimbursed for a significant portion of any discounts taken in 1995.

REGULATION

     Regulation of Production. In all states in which the Company is engaged in oil and gas exploration and production, its activities are subject to regulation. Such regulations may extend to requiring drilling permits, spacing of wells, the prevention of waste and pollution, the conservation of natural gas and oil, and other matters. Such regulations may impose restrictions on the production of natural gas and oil by reducing the rate of flow from individual wells below their actual capacity to produce with the result that the amount of timing of the Company's revenues could be adversely affected. Moreover, future changes in local, state or federal laws and regulations could adversely affect the operations of the Company.

     Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Numerous departments and agencies, both federal and state, are also authorized by statute to issue, and have issued, rules and regulations that are often costly to comply with and carry substantial penalties for non-compliance. In addition, production operations are affected by changing tax and other laws relating to the petroleum industry, by constantly changing administrative regulations and possible interruption or termination by governmental authorities. Although the Company believes that it is in material compliance with all such laws and regulations, there is no assurance that new regulations or new interpretations of existing laws and regulations will not increase substantially the cost of compliance or otherwise adversely affect the Company's exploration for and production, gathering and marketing of oil and gas.

     Environmental Regulation. The Company's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from the Company's operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. State initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states, and these various initiatives could have a similar impact on the Company. Management believes that the Company is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on the Company. See "Risk Factors -- Governmental Regulation."

     The Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

     Regulation of Sales and Transportation. The Federal Energy Regulatory Commission (the "FERC") regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 (the "NGA") and the Natural Gas Policy Act of 1978 (the "NGPA"). In the past, the federal government has regulated the prices at which oil and gas could be sold. Currently, sales by producers of natural gas and all sales of crude oil and condensate in natural gas liquids can be made at uncontrolled market prices, but Congress could reenact price controls at any time.

     Commencing in the mid-1980s, the FERC issued a series of orders designed to create a more competitive environment in the natural gas marketplace by promulgating open-access transportation on natural gas pipelines. The central themes of these orders and other implementing regulations since 1985 have formed the basis of the FERC's attempts, in Order No. 636, to continue this evolving legislative and regulatory process. Order No. 636, issued in April 1992, as amended by Order No. 636-A (issued in August 1992) and Order No. 636-B (issued in November 1992), is a continuation of the FERC's efforts to improve the competitive structure of the pipeline industry and maximize the consumer benefits of a competitive wellhead gas market. The FERC has required pipelines to "unbundle" or separate their traditional merchant sales services from their transportation and storage services and to provide comparable transportation and storage services with respect to all gas supplies whether purchased from the pipeline or from other merchants such as marketers or producers. The pipelines must now separately state the applicable rates for each unbundled service (i.e., for the gas commodity, transportation and storage). It is unclear what impact increased competition within the natural gas industry under Order No. 636 will have on the Company's activities. Although Order No. 636, assuming that it is upheld in its entirety, could provide the Company with additional market access and more fairly apply transportation service rates, Order No. 636 could also subject the Company to more restrictive pipeline imbalance tolerances and greater penalties for violation of those tolerances. The FERC has issued final orders on virtually all Order No. 636 pipeline restructuring proceedings. Appeals of Order No. 636, as well as orders in the individual pipeline restructuring proceedings, are currently pending, and the Company cannot predict the ultimate outcome of court review. This review may result in reversal, in whole or in part, of Order No. 636.

     In December 1992, the FERC issued Order No. 547 governing the issuance of blanket marketer sales certificates to all natural gas sellers other than interstate pipelines. Order No. 547 applies to non-first sales that remain subject to the FERC's NGA jurisdiction. The FERC intends Order No. 547, in tandem with Order No. 636, to foster a competitive market for natural gas by giving natural gas purchasers access to multiple supply sources at market-driven prices. Order No. 547 may increase competition in markets in which the Company's natural gas is sold.

     Commencing in May 1994, the FERC has issued a series of orders in individual cases that delineate its gathering policy as a result of the comments received. Among other matters, the FERC slightly narrowed its statutory tests for establishing gathering status and reaffirmed that it does not have jurisdiction over natural gas gathering facilities and services and that such facilities and services are properly regulated by state authorities. As a result, natural gas gathering may receive greater regulatory scrutiny by state agencies. In addition, the FERC has approved several transfers by interstate pipelines of gathering facilities to unregulated gathering companies, including affiliates. This could allow such companies to compete more effectively with independent gatherers. The FERC's orders delineating its new gathering policy are subject to possible court appeals.

     The FERC has recently announced its intention to reexamine certain of its transportation related policies, including the appropriate manner for setting rates for new interstate pipeline construction and the manner in which interstate pipelines release transportation capacity under Order No. 636. While any resulting FERC action would affect the Company only indirectly, these inquiries are intended to further enhance competition in natural gas markets.

     The Company's natural gas gathering operations may be or may become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of facilities. Pipeline safety issues have recently become the subject of increasing focus in various political and administrative arenas at both the state and federal levels. For example, federal legislation addressing pipeline safety issues was considered in the most recent Congressional session, which, if enacted, would have included a federal "one call" notification system and certain new construction specifications applicable to certain new construction. The Company cannot predict what effect, if any, the adoption of additional pipeline safety legislation might have on its operations, but yet does not believe that any adverse effect would be material.

     Additional proposals and proceedings that might affect the oil and gas industry are pending before the Congress, the FERC and the courts. The Company cannot predict when or whether any such proposals may become effective. In the past, the natural gas industry has been very heavily regulated. There is no assurance that the current regulatory approach pursued by the FERC will continue indefinitely into the future. Notwithstanding the foregoing, it is not anticipated that compliance with existing federal, state and local laws, rules and regulations will have a material adverse effect upon the capital expenditures, earnings or competitive position of the Company.

SEASONAL NATURE OF BUSINESS

     Historically the demand for natural gas decreases during the summer months and increases during the winter months. Mild winters in recent years have lessened this fluctuation. In addition, pipelines and customers have begun to effectively utilize natural gas storage capacity by purchasing some of their winter requirements in the summer at reduced prices, further reducing seasonal gas price fluctuations.

LITIGATION

     On February 17, 1994, the Estate of Judith C. Bookman filed a complaint in the Court of Common Pleas of Portage County, Ohio against Harold D. Miller, Inc. and the Company seeking the recovery of $5,110,000 in compensatory damages and $2,000,000 in punitive damages for the death of Judith C. Bookman in an automobile accident involving a tractor-trailer owned and operated by co-defendant Harold D. Miller, Inc. The co-defendant is an independent contractor who was transporting oilfield supplies to one of the Company's well sites at the time of the accident. The Company intends to vigorously defend itself, and to seek third party indemnification, against these claims. Any liability of the Company with respect to this action would be covered by insurance except for any punitive damages awarded. The Company has filed a motion for summary judgment, and management of the Company believes that the Company will not incur any material liability to the plaintiff in this lawsuit.

     At the present time the Company is involved in several lawsuits arising in the ordinary course of business. The Company believes that the result of such proceedings, individually or in the aggregate, will not have a material adverse effect on the Company's financial position or results of the operations.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Johnson Rice & Company, L.L.C., McDonald & Company Securities, Inc. and Southcoast Capital Corporation are acting as Representatives, has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite its respective name below:

    UNDERWRITER                                                            NUMBER OF SHARES
    -----------                                                            ----------------
    Johnson Rice & Company, L.L.C........................................
    McDonald & Company Securities, Inc. .................................
    Southcoast Capital Corporation.......................................

                                                                           -------------
              Total......................................................      3,500,000
                                                                           =============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the shares offered (other than the over-allotment option described below) hereby if any are purchased.

     The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $          per share. The Underwriters may allow, and
such dealers may re-allow, a concession not in excess of $          per share to
other brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may, from time to time, be varied by the Representatives.

     The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 525,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, each Underwriter has severally agreed to purchase approximately the same percentage thereof which the number of shares of Common Stock purchased by it shown in the table above bears to the 3,500,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the 3,500,000 shares of Common Stock offered hereby.

     The Company and Henry S. Belden IV have agreed that they will not, without the prior written consent of the Representatives, sell, transfer, assign or otherwise dispose of any shares of Common Stock or any rights to purchase or acquire Common Stock without the prior consent of the Representatives (which may be granted or withheld in their discretion) prior to the expiration of 180 days from the date of this Prospectus.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments that the Underwriters may be required to make in respect thereof.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 12,000,000 shares of Common Stock, without par value, 5,000,000 shares of Class I Serial Preferred Stock, without par value ("Class I Preferred") and 3,000,000 shares of Class II Serial Preferred Stock, without par value ("Class II Preferred"). As of May 31,

1995, 7,106,246 shares of Common Stock and 24,000 shares of Class II Preferred were outstanding and no shares of Class I Preferred were outstanding.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders (except for certain matters involving only the rights of holders of the Class I Preferred or the Class II Preferred). The Code of Regulations of the Company provides for a classified Board of Directors with staggered three year terms. Shareholders have no right to cumulate their votes in the election of directors and have no preemptive or other rights to subscribe for additional shares. All outstanding shares of Common Stock are, and those offered hereby, will be, validly issued, fully paid and nonassessable. Holders of Common Stock are entitled to receive pro rata such dividends as the Board of Directors may declare from funds legally available therefor, subject to the preferential rights of the Class I Preferred and the Class II Preferred. If and for so long as any shares of Class I Preferred or Class II Preferred are issued and outstanding, no dividend may be declared or paid on the Common Stock until all accrued and unpaid dividends on the Class I Preferred and/or the Class II Preferred have been provided for or paid. Upon the liquidation or distribution of the Company, the assets legally available for distribution to shareholders are distributable ratably among the holders of Common Stock, subject to the preferential distribution rights of any outstanding shares of the Class I Preferred or the Class II Preferred.

     The transfer agent and registrar for the Company's Common Stock is Registrar & Transfer Company, Cranford, New Jersey.

PREFERRED STOCK

     The Class I Preferred and the Class II Preferred may be issued in one or more series by the Board of Directors without further shareholder authorization. All shares of Class I Preferred are non-voting shares (except as to certain matters or in certain events) and all shares of Class II Preferred are voting shares entitled to one vote for each share on all matters submitted to shareholders. Otherwise, the shares of Class I Preferred and Class II Preferred shall have such designations, dividend rates, redemption rights, liquidation rights, conversion rights and restrictions as determined by the Board of Directors with respect to the issuance of each particular series.

     In the event of a default in the payment of six quarterly dividends on any series of Class I Preferred or Class II Preferred, the holders of shares of such class, voting separately as a class, will be entitled to elect two members of the Board of Directors of the Company until all dividends in default on the shares of such class have been paid. In addition, the consent of the holders of at least a majority of the Class I Preferred or the Class II Preferred will be required to adopt any amendment to the Articles of Incorporation or the Code of Regulations of the Company which would adversely affect the powers, rights or preferences of such class or authorize any class of shares ranking prior to the shares of such class. Under certain circumstances, the holders of Class I Preferred and the holders of Class II Preferred will have separate class voting rights in connection with the approval of any merger, sale, consolidation or reorganization of the Company.

     Of the 3,000,000 shares of authorized Class II Preferred, 24,000 shares designated $7.50 Series A have been issued and were outstanding as of May 31, 1995. The shares of the $7.50 Series A have a stated value of $100 per share and are entitled to cumulative dividends at the annual rate of $7.50 per share. In the event of any voluntary or involuntary liquidation or dissolution of the Company, the holders of the outstanding shares of such series are entitled to be paid the stated value of such shares as of the date of such liquidation or dissolution plus any accrued and unpaid dividends thereon to such date, subject to the prior preferential rights of any shares of stock senior to the $7.50 Series A. The shares of the $7.50 Series A are subject to redemption at $100 per share at any time by the Company and are, at the option of the holders, convertible into Common Stock at any time after five years from December 31, 1992 at a conversion price of $15.00 per share of Common Stock.

PROVISIONS RELATING TO BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITIONS

     Under the Company's Articles of Incorporation, the sale of all or substantially all the assets of the Company, the merger or consolidation of the Company with or into another corporation (other than a 90% owned subsidiary) or other business combination involving the issuance of more than one-sixth of the Company's outstanding voting stock requires the affirmative vote of the holders of two-thirds of the Company's outstanding voting stock, unless the sale, merger or business combination is with a person or entity owning more than 10% of the Company's outstanding voting stock. Such transactions with any person or entity owning more than 10% of the Company's outstanding voting stock require the affirmative vote of the holders of not less than 75% of the Company's outstanding voting stock (excluding those shares owned by such person or entity) unless (i) the Board of Directors of the Company has approved the transaction by vote of at least two-thirds of the Continuing Directors (generally the incumbent directors and their successors that are recommended for election or elected by the incumbent directors), or (ii) certain specified "fair price" provisions are satisfied. Under the fair price criteria, the consideration received by the holders of the Company's Common Stock in such transaction must be at least equal to the highest per share price paid by such 10% holder in acquiring any of its holdings of such Common Stock and must be in cash or the same form of consideration used by such 10% holder to acquire the largest percentage of such Common Stock owned by such holder. These provisions are intended to assure that all shareholders receive a fair price in the event of certain business transactions initiated by a holder of 10% or more of the Company's voting stock.

     The Articles of Incorporation of the Company provide that the Board of Directors, in evaluating a business combination or a proposal by another person(s) or entity to make a tender or exchange offer, may consider in addition to the adequacy of the amount to be paid in connection with any such transaction, certain specified factors and any other factors the Board deems relevant. Among the specified factors the Board may consider are the social and economic effects of the transaction on the Company and its subsidiaries, employees, customers, creditors and other elements of the communities in which the Company and its subsidiaries operate or are located; the business and financial condition and earnings prospects of the acquiring party or parties; and the competence, experience and integrity of the acquiring party or parties and its or their management.

     In addition, the Articles of Incorporation require the approval by a majority of disinterested shareholders, given at a special meeting of shareholders, prior to the consummation of any acquisition of shares which could result in the acquirer obtaining control of more than one-fifth of the Company's voting stock or result in increasing the ownership of a holder of at least one-fifth of such stock to one-third or more, or result in increasing the ownership of the holder of at least one-third of such stock to one-half or more. These provisions are similar to those contained in the Ohio Control Share Acquisition Act.

     Certain other provisions of the Articles of Incorporation and Code of Regulations, which are described below, may have the effect, alone or in combination with each other or with the existence of authorized but unissued shares of capital stock, of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors.

                                 LEGAL MATTERS


     The validity of the Common Stock offered hereby is being passed upon for the Company by Black, McCuskey, Souers & Arbaugh, Canton, Ohio. Certain legal matters related to the offering will be passed upon for the Underwriters by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana.


                                    EXPERTS

     The information appearing in this Prospectus regarding estimates of proved developed reserves as of December 31, 1994 attributable to the oil and gas properties of the Company and the estimated future net revenues to be derived therefrom are derived from reserve reports and reserve report audits prepared or performed by John G. Redic, Inc., independent petroleum engineers, and have been included herein in reliance upon such firm as experts with respect to such matters.

     The consolidated financial statements of the Company at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statements of revenues and direct operating expenses of the Quaker State Properties for the years ended December 31, 1994 and 1993 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Ward Lake Drilling, Inc. as of and for the year ended December 31, 1994 included in Form 8-K dated February 10, 1995, as amended, and incorporated by reference herein and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein and in the Registration Statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. All of these documents may be inspected without charge at the Commission's principal office in Washington, D.C., and copies thereof may be obtained from the Commission at the prescribed rates or may be examined without charge at the public reference facilities of the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                    INCORPORATION OF DOCUMENTS BY REFERENCE


     The following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934 are hereby incorporated by reference in this
Prospectus: (1) the Annual Report on Form 10-K of the Company for the year ended December 31, 1994; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and (3) the Company's Current Report on Form 8-K dated February 10, 1995, as amended.



     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

                         GLOSSARY OF OIL AND GAS TERMS


     The following are abbreviations and definitions of terms commonly used in the oil and gas industry and in this Prospectus. All information in this Prospectus relating to oil and gas reserves and the estimated future net cash flows attributable to such oil and gas reserves are estimates and have been calculated in accordance with the rules and regulations of the Commission or, in the case of pro forma reserve estimates, based upon prices and operating expenses that the Company believes would have been applicable if all such reserves had been owned by the Company as of the determination and, except as otherwise indicated, give no effect to federal or state income taxes otherwise attributable to future net revenues from the sale of oil and gas.


     "Mcf" means thousand cubic feet.

     "MMcf" means million cubic feet.

     "Bcf" means billion cubic feet.

     "Bbl" means barrel or barrels.

     "MBbl" means thousand barrels.

     "MMBbl" means million barrels.

     "Mcfe" means a thousand cubic feet of natural gas equivalent, which is determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids so that one barrel of oil is referred to as six Mcf of natural gas equivalent or "Mcfe."

     "MMcfe" means million cubic feet of natural gas equivalent.

     "Bcfe" means a billion cubic feet of natural gas equivalent, which is determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

     "Btus" means British Thermal Units.

     "Dry hole" means a well which is not productive of oil and/or gas in paying quantities.

     "Gross" oil and gas wells or "gross" acres are the total number of wells or acres in which the Company has an interest, without regard to the size of that interest.

     "Net" oil and gas wells or "net" acres are determined by multiplying gross wells or acres by the Company's working interest in those wells or acres.

     "Production expense" means the cost incurred in lifting oil and gas to the surface and storing it in the field, including the cost of labor, fuel and supplies and costs needed to operate developed wells and related equipment, make repairs and pay property taxes and insurance premiums.

     "Proved reserves" refer to those estimated quantities of crude oil, natural gas, and natural gas liquids which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved reserves are limited to those quantities of oil and gas which can be expected, with little doubt, to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods.

     "Proved developed reserves" include only those proved reserves expected to be recovered from existing completion intervals in existing wells.

     "Proved undeveloped reserves" include those reserves expected to be recovered from new wells on proved undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     "Recompletion" means redrilling the same well bore to reach a new reservoir after production from the original reservoir has been abandoned.

     "Reserves" means natural gas and crude oil, condensate and natural gas liquids, on a net revenue interest basis, found to be commercially recoverable.

     "Reserve life" means the quotient, expressed in years, obtained by dividing proved reserves as of a given date by production during the immediately preceding twelve month period from the wells to which such reserves are attributable.

     "Undeveloped acreage" means acreage on which wells have not been drilled or completed for commercial production, whether or not such acreage contains proved reserves.


                           BELDEN & BLAKE CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                     PAGE
                                                                                     ----
BELDEN & BLAKE CORPORATION
  Consolidated Balance Sheets as of March 31, 1995 (unaudited) and December
     31, 1994.................................................................        F-2
  Consolidated Statements of Operations for the three months ended March 31,
     1995 and 1994 (unaudited)................................................        F-4
  Consolidated Statements of Shareholders' Equity for the years ended December
     31, 1993 and 1994 and the three months ended March 31, 1995
     (unaudited)..............................................................        F-5
  Consolidated Statements of Cash Flows for the three months ended March 31,
     1995 and 1994 (unaudited)................................................        F-6
  Notes to Consolidated Financial Statements..................................        F-7
  Report of Independent Auditors..............................................        F-8
  Consolidated Balance Sheets as of December 31, 1994 and 1993................        F-9
  Consolidated Statements of Operations for the years ended December 31, 1994,
     1993 and 1992............................................................       F-11
  Consolidated Statements of Shareholders' Equity for the years ended December
     31, 1994, 1993 and 1992..................................................       F-12
  Consolidated Statements of Cash Flows for the years ended December 31, 1994,
     1993 and 1992............................................................       F-13
  Notes to Consolidated Financial Statements..................................       F-14

QUAKER STATE PROPERTIES
  Report of Independent Auditors..............................................       F-30
  Statements of Revenues and Direct Operating Expenses for the years ended
     December 31, 1994 and 1993 and the unaudited three months ended March 31,
     1995 and 1994............................................................       F-31
  Notes to Statements of Revenues and Direct Operating Expenses...............       F-32

PRO FORMA COMBINED BELDEN & BLAKE CORPORATION (UNAUDITED)
  Pro Forma Condensed Combined Balance Sheet as of March 31, 1995
     (Unaudited)..............................................................       F-35
  Pro Forma Combined Statement of Operations for the year ended December 31,
     1994 (Unaudited).........................................................       F-36
  Pro Forma Combined Statement of Operations for the three months ended March
     31, 1995 (Unaudited).....................................................       F-37
  Notes to Unaudited Pro Forma Combined Financial Statements..................       F-38

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                MARCH 31,       DECEMBER 31,
                                                                   1995             1994
                                                               ------------     ------------
                                                               (UNAUDITED)
                            ASSETS
Current assets
  Cash and cash equivalents................................    $  7,363,820     $  3,649,005
  Accounts receivable, net.................................      14,956,973       13,068,663
  Inventories..............................................       5,847,373        6,676,884
  Deferred income taxes....................................       1,756,521        1,741,093
  Other current assets.....................................       2,054,710          956,699
                                                               ------------     ------------
          Total current assets.............................      31,979,397       26,092,344
Property and equipment
  Oil and gas properties (successful efforts method).......     143,274,016      122,279,367
  Gas gathering systems....................................      18,244,915       18,120,365
  Land, buildings, machinery and equipment.................      20,128,974       19,564,247
                                                               ------------     ------------
                                                                181,647,905      159,963,979
  Less accumulated depreciation, depletion and
     amortization..........................................      44,146,780       40,788,899
                                                               ------------     ------------
          Property and equipment, net......................     137,501,125      119,175,080
Other assets...............................................       2,841,467        2,905,371
                                                               ------------     ------------
                                                               $172,321,989     $148,172,795
                                                               ============     ============

The balance sheet at December 31, 1994 has been derived from the audited financial statements at that date but does not include all of the information and footnotes generally required by generally accepted accounting principles for complete financial statements.

See accompanying notes.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                MARCH 31,       DECEMBER 31,
                                                                   1995             1994
                                                               ------------     ------------
                                                               (UNAUDITED)
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable.........................................    $  4,709,696     $  3,593,811
  Accrued expenses.........................................      10,960,944        8,440,315
  Current portion of long-term liabilities.................         417,403          447,257
                                                               ------------     ------------
          Total current liabilities........................      16,088,043       12,481,383
Long-term liabilities
  Senior notes.............................................      35,000,000       35,000,000
  Convertible subordinated debentures......................       7,350,000        7,350,000
  Bank and other long-term debt............................      23,651,813        4,239,682
  Capitalized lease obligations............................         553,287          645,314
  Other....................................................         660,279          623,162
                                                               ------------     ------------
          Total long-term liabilities......................      67,215,379       47,858,158
Deferred income taxes......................................       6,929,774        6,691,408
Shareholders' equity
  Common stock without par value; $.10 stated value per
     share; authorized 12,000,000 shares; issued and
     outstanding 7,106,246 and 7,084,737 shares............         710,625          708,474
  Preferred stock without par value; $100 stated value per
     share; authorized 8,000,000 shares; issued and
     outstanding 24,000 shares.............................       2,400,000        2,400,000
  Paid in capital..........................................      70,629,419       70,378,839
  Retained earnings........................................       8,573,699        7,879,483
  Unearned portion of restricted stock.....................        (224,950)        (224,950)
                                                               ------------     ------------
          Total shareholders' equity.......................      82,088,793       81,141,846
                                                               ------------     ------------
                                                               $172,321,989     $148,172,795
                                                               ============     ============

The balance sheet at December 31, 1994 has been derived from the audited financial statements at that date but does not include all of the information and footnotes generally required by generally accepted accounting principles for complete financial statements.

See accompanying notes.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                    THREE MONTHS ENDED MARCH 31
                                                                    ---------------------------
                                                                       1995            1994
                                                                    -----------     -----------
Revenues
  Oil and gas sales...............................................  $ 9,206,656     $ 7,654,882
  Gas marketing and gathering.....................................    8,915,885       9,954,646
  Oilfield sales and service......................................    4,120,760       3,011,073
  Interest and other..............................................      181,985          86,107
                                                                    -----------     -----------
                                                                     22,425,286      20,706,708

Expenses
  Production expense..............................................    2,633,514       2,162,234
  Cost of gas and gathering expense...............................    7,901,476       8,863,083
  Oilfield sales and service......................................    4,210,353       3,002,447
  Exploration expense.............................................      894,930         661,705
  General and administrative expense..............................      949,239         954,858
  Interest expense................................................    1,162,990         923,710
  Depreciation, depletion and amortization........................    3,499,425       2,834,774
                                                                    -----------     -----------
                                                                     21,251,927      19,402,811
                                                                    -----------     -----------
Income before income taxes........................................    1,173,359       1,303,897
  Provision for income taxes......................................      434,143         496,656
                                                                    -----------     -----------
Net income........................................................  $   739,216     $   807,241
                                                                    ===========     ============
Net income per common share.......................................  $      0.10     $      0.11
                                                                    ===========     ============
Weighted average common shares outstanding........................    7,101,705       7,066,447
                                                                    ===========     ============

See accompanying notes.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                                                         UNEARNED
                                     COMMON       COMMON     PREFERRED       PAID IN       RETAINED     RESTRICTED
                                     SHARES       STOCK        STOCK         CAPITAL       EARNINGS       STOCK          TOTAL
                                    ---------    --------    ----------    -----------    ----------    ----------    -----------
January 1, 1993...................  3,355,241    $335,524    $2,400,000    $25,550,711    $1,176,536     $(440,000)   $29,022,771
Stock issued......................     60,000       6,000                      491,150                                    497,150
Stock issued......................    168,000      16,800                    1,658,702                                  1,675,502
Stock issued......................  3,450,000     345,000                   41,817,720                                 42,162,720
Net income........................                                                         3,220,026                    3,220,026
Preferred stock dividend..........                                                          (180,000)                    (180,000)
Employee stock bonus..............     22,325       2,232                      237,762                                    239,994
Restricted stock grant............                                             108,999                     110,000        218,999
Other.............................     (2,485)       (248)                         248                                         --
                                    ---------    ---------   ----------    -----------    -----------   ----------    -----------
December 31, 1993.................  7,053,081     705,308     2,400,000     69,865,292     4,216,562      (330,000)    76,857,162

Stock issued......................     31,656       3,166                      384,622                                    387,788
Net income........................                                                         3,842,921                    3,842,921
Preferred stock dividend..........                                                          (180,000)                    (180,000)
Restricted stock grant............                                             128,925                     105,050        233,975
                                    ---------    ---------   ----------    -----------    -----------   ----------    -----------
December 31, 1994.................  7,084,737     708,474     2,400,000     70,378,839     7,879,483      (224,950)    81,141,846

Net income (unaudited)............                                                           739,216                      739,216
Preferred stock dividend
  (unaudited).....................                                                           (45,000)                     (45,000)
Employee stock bonus
  (unaudited).....................     21,509       2,151                      250,580                                    252,731
                                    ---------    ---------   ----------    -----------    -----------   ----------    -----------

March 31, 1995 (unaudited)........  7,106,246    $710,625    $2,400,000    $70,629,419    $8,573,699     $(224,950)   $82,088,793
                                    =========    =========   ==========    ===========    ===========   ==========    ===========

See accompanying notes.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                              THREE MONTHS ENDED MARCH 31
                                                                              ---------------------------
                                                                                 1995            1994
                                                                              -----------     -----------
Cash flows from operating activities:
  Net income................................................................  $   739,216     $   807,241
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation, depletion and amortization..............................    3,499,425       2,834,774
      (Gain) loss on disposal of property and equipment.....................     (132,604)         49,348
      Deferred income taxes.................................................      222,938         312,936
      Deferred compensation and stock grants................................      289,585              --
      Change in operating assets and liabilities, net of effects of purchases of businesses:
           Accounts receivable..............................................    2,807,042          49,142
           Inventories......................................................      932,301        (281,071)
           Other current assets.............................................   (1,026,522)        192,578
           Accounts payable and accrued expenses............................   (3,798,023)        322,695
                                                                              -----------     -----------
             Net cash provided by operating activities......................    3,533,358       4,287,643
Cash flows from investing activities:
  Acquisition of businesses, net of cash acquired...........................  (11,832,404)    (15,330,021)
  Proceeds from property and equipment disposals............................      177,284          88,261
  Additions to property and equipment.......................................   (1,964,698)     (4,350,099)
  Decrease in other assets..................................................       15,993          27,135
                                                                              -----------     -----------
             Net cash used in investing activities..........................  (13,603,825)    (19,564,724)
Cash flows from financing activities:
  Proceeds from revolving line of credit and long-term debt.................   22,000,000         100,000
  Repayment of long-term debt...............................................   (8,081,170)       (308,489)
  Repayment of capital lease obligations....................................      (88,548)        (64,823)
  Preferred stock dividends.................................................      (45,000)        (45,000)
                                                                              -----------     -----------
             Net cash provided by (used in) financing activities............   13,785,282        (318,312)
                                                                              -----------     -----------
Net increase (decrease) in cash and cash equivalents........................    3,714,815     (15,595,393)
Cash and cash equivalents at beginning of period............................    3,649,005      22,244,231
                                                                              -----------     -----------
Cash and cash equivalents at end of the period..............................  $ 7,363,820     $ 6,648,838
                                                                              ============    ============
Cash paid during the period for:
  Interest..................................................................  $ 1,322,173     $   930,613
  Income taxes..............................................................      151,517           4,475
Non-cash investing and financing activities:
  Acquisition of assets in exchange for debt................................    5,460,230              --
  Acquisition of assets in exchange for stock...............................           --         387,788

See accompanying notes.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

MARCH 31, 1995
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of Belden & Blake Corporation and its subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1995 are not necessarily indicative of the results that may be expected for the year ended December 31, 1995. For further information, refer to the consolidated financial statements and footnotes included in Belden & Blake Corporation and Subsidiaries' annual report on Form 10-K for the year ended December 31, 1994.

(2) ACQUISITIONS

     In March 1995, the Company entered into an agreement to purchase all the producing properties of The East Ohio Gas Company for $6.5 million. The assets to be acquired include a 100% working interest in 378 natural gas wells and drilling rights on more than 250,000 acres of adjacent properties. A substantial majority of the wells to be acquired are adjacent to properties currently being operated by the Company. The wells had estimated proved reserves of 8.5 Bcf of natural gas and 80,000 Bbl of oil at December 31, 1994. The purchase is subject to the satisfaction of certain due diligence matters, consent requirements and other conditions. The pro forma results, if reported, would not be materially different from results of operations as reported.

     In January 1995, the Company purchased Ward Lake Drilling, Inc. ("Ward Lake"), a privately-held exploration and production company headquartered in Gaylord, Michigan, for $15.1 million. The purchase was funded by borrowings under the Company's existing credit facility. Ward Lake operates and holds a production payment interest and working interests averaging 13.6% in approximately 500 Antrim Shale gas wells located in Michigan's lower peninsula. The purchase also included approximately 5,500 undeveloped leasehold acres that Ward Lake owns in Michigan.

     At December 31, 1994, the wells had estimated proved developed natural gas reserves totaling 98 Bcf gross (13.7 Bcf net). Approximately one half of the purchase price represented payment for the proved reserves, with the balance associated with other oil and gas and corporate assets. A joint election was made by the Company and the selling shareholders to treat the stock purchase of Ward Lake as an asset purchase for tax purposes.

     The table below presents the unaudited actual results of operations for the three months ended March 31, 1995 and the pro forma results of operations for the three months ended March 31, 1994 as if the acquisition of the Ward Lake properties had occurred on January 1, 1994.

                                               ACTUAL       PRO FORMA
                                                1995          1994
                                              ---------     ---------
                                               (IN THOUSANDS EXCEPT
                                                  PER SHARE DATA)
Total revenues...............................  $22,425       $21,778
Net income...................................      739           900
Net income per common share..................  $   .10       $   .12
Weighted average common shares outstanding...    7,102         7,066

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
Belden & Blake Corporation

     We have audited the accompanying consolidated balance sheets of Belden & Blake Corporation as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Belden & Blake Corporation at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Cleveland, Ohio
March 7, 1995

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1993

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                   1994             1993
                                                               ------------     ------------
                           ASSETS
Current assets
  Cash and cash equivalents................................    $  3,649,005     $ 22,244,231
  Accounts receivable, net.................................      13,068,663       10,586,108
  Inventories..............................................       6,676,884        3,875,529
  Deferred income taxes....................................       1,741,093        1,068,502
  Other current assets.....................................         956,699        1,499,404
                                                               ------------     ------------
          Total current assets.............................      26,092,344       39,273,774
Property and equipment
  Oil and gas properties (successful efforts method).......     122,279,367       92,057,489
  Gas gathering systems....................................      18,120,365       17,741,220
  Land, buildings, machinery and equipment.................      19,564,247       13,239,728
                                                               ------------     ------------
                                                                159,963,979      123,038,437
  Less accumulated depreciation, depletion and
     amortization..........................................      40,788,899       29,229,820
                                                               ------------     ------------
          Property and equipment, net......................     119,175,080       93,808,617
Other assets...............................................       2,905,371        2,091,537
                                                               ------------     ------------
                                                               $148,172,795     $135,173,928
                                                               ============     ============

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1993

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                   1994             1993
                                                               ------------     ------------
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable.........................................    $  3,593,811     $  3,531,300
  Accrued expenses.........................................       8,440,315        6,258,792
  Current portion of long-term liabilities.................         447,257          633,819
                                                               ------------     ------------
          Total current liabilities........................      12,481,383       10,423,911
Long-term liabilities
  Senior notes.............................................      35,000,000       35,000,000
  Convertible subordinated debentures......................       7,350,000        7,350,000
  Bank and other long-term debt............................       4,239,682          192,740
  Capitalized lease obligations............................         645,314          973,505
  Other....................................................         623,162               --
                                                               ------------     ------------
          Total long-term liabilities......................      47,858,158       43,516,245
Deferred income taxes......................................       6,691,408        4,376,610
Shareholders' equity
  Common stock without par value; $.10 stated value per
     share; authorized 12,000,000 shares; issued and
     outstanding 7,084,737 and 7,053,081 shares............         708,474          705,308
  Preferred stock without par value; $100 stated value per
     share; authorized 8,000,000 shares; issued and
     outstanding 24,000 shares.............................       2,400,000        2,400,000
  Paid in capital..........................................      70,378,839       69,865,292
  Retained earnings........................................       7,879,483        4,216,562
  Unearned portion of restricted stock.....................        (224,950)        (330,000)
                                                               ------------     ------------
          Total shareholders' equity.......................      81,141,846       76,857,162
                                                               ------------     ------------
                                                               $148,172,795     $135,173,928
                                                               ============     ============

See accompanying notes.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF OPERATIONS (NOTE 1)

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                      1994            1993            1992
                                                   -----------     -----------     -----------
Revenues
  Oil and gas sales............................    $32,574,114     $26,630,871     $15,045,865
  Gas marketing and gathering..................     33,085,304      34,709,298      26,493,619
  Oilfield sales and service...................     16,885,669      11,111,188       9,495,556
  Interest and other...........................        558,842         647,011       1,514,684
                                                   -----------     -----------     -----------
                                                    83,103,929      73,098,368      52,549,724

Expenses
  Production expense...........................      9,292,349       7,189,822       5,361,578
  Cost of gas and gathering expense............     29,133,553      30,736,165      24,921,427
  Oilfield sales and service...................     16,296,539      10,598,571       7,529,089
  Exploration expense..........................      2,807,278       2,537,794       2,381,166
  General and administrative expense...........      3,965,754       3,939,983       3,717,954
  Interest expense.............................      3,587,207       3,198,984       2,199,767
  Depreciation, depletion and amortization.....     12,021,258       9,703,458       4,853,358
                                                   -----------     -----------     -----------
                                                    77,103,938      67,904,777      50,964,339
                                                   -----------     -----------     -----------
Income before income taxes.....................      5,999,991       5,193,591       1,585,385
  Provision for income taxes...................      2,157,070       1,973,565         446,121
                                                   -----------     -----------     -----------
Net income.....................................    $ 3,842,921     $ 3,220,026     $ 1,139,264
                                                    ==========      ==========      ==========
Net income per common share....................    $      0.52     $      0.54     $      0.48
                                                    ==========      ==========      ==========
Weighted average common shares outstanding.....      7,080,227       5,674,638       2,373,114
                                                    ==========      ==========      ==========

See accompanying notes.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (NOTE 1)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                                                         UNEARNED
                        COMMON       OWNER'S     PREFERRED      COMMON       PAID IN       RETAINED     RESTRICTED
                        SHARES       EQUITY        STOCK        STOCK        CAPITAL       EARNINGS       STOCK          TOTAL
                       ---------    ---------    ----------    --------    -----------    ----------    ----------    -----------
January 1, 1992......               $(787,079)                                                                        $  (787,079)
Stock issued per
  consolidation
  agreement..........  2,780,241      824,351                  $278,024    $20,887,661                                 21,990,036
Net income (loss)....                 (37,272)                                            $1,176,536                    1,139,264
Stock issued.........    555,000                                 55,500      3,857,250                                  3,912,750
Preferred stock
  issued (24,000
  shares)............                            $2,400,000                                                             2,400,000
Restricted stock
  grant..............                                                          657,800                  $ (440,000)       217,800
Employee stock
  bonus..............     20,000                                  2,000        148,000                                    150,000
                       ---------    ---------    ----------    --------    -----------    ----------     ---------    -----------
December 31, 1992....  3,355,241           --     2,400,000     335,524     25,550,711     1,176,536      (440,000)    29,022,771
Stock issued.........     60,000                                  6,000        491,150                                    497,150

Stock issued.........    168,000                                 16,800      1,658,702                                  1,675,502
Stock issued.........  3,450,000                                345,000     41,817,720                                 42,162,720
Net income...........                                                                      3,220,026                    3,220,026
Preferred stock
  dividend...........                                                                       (180,000)                    (180,000)
Employee stock
  bonus..............     22,325                                  2,232        237,762                                    239,994
Restricted stock
  grant..............                                                          108,999                     110,000        218,999
Other................     (2,485)                                  (248)           248                                         --
                       ---------    ---------    ----------    --------    -----------    ----------     ---------    -----------
December 31, 1993....  7,053,081           --     2,400,000     705,308     69,865,292     4,216,562      (330,000)    76,857,162

Stock issued.........     31,656                                  3,166        384,622                                    387,788
Net income...........                                                                      3,842,921                    3,842,921
Preferred stock
  dividend...........                                                                       (180,000)                    (180,000)
Restricted stock
  grant..............                                                          128,925                     105,050        233,975
                       ---------    ---------    ----------    --------    -----------    ----------     ---------    -----------
December 31, 1994....  7,084,737    $      --    $2,400,000    $708,474    $70,378,839    $7,879,483    $ (224,950)   $81,141,846
                       =========    =========    ==========    ========    ===========    ==========     =========    ===========

See accompanying notes.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 1)

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                               1994             1993             1992
                                                           ------------     ------------     ------------
Cash flows from operating activities:
  Net income.............................................  $  3,842,921     $  3,220,026     $  1,139,264
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation, depletion and amortization...........    12,021,258        9,703,458        4,853,358
      Loss (gain) on disposal of property and
         equipment.......................................        90,865         (117,841)         (11,693)
      Deferred income taxes..............................     1,569,547        1,551,935         (172,398)
      Deferred compensation and stock grants.............       358,639          458,993          367,800
      Change in operating assets and liabilities, net of
         effects of purchases of businesses:
           Accounts receivable...........................    (2,186,365)      (4,942,658)         206,818
           Inventories...................................    (2,327,553)      (1,392,832)        (195,397)
           Other current assets..........................       564,239       (1,007,539)         688,499
           Accounts payable and accrued expenses.........     1,775,371        1,912,173         (212,926)
                                                           ------------     ------------     ------------
             Net cash provided by operating activities...    15,708,922        9,385,715        6,663,325
Cash flows from investing activities:
  Acquisition of businesses, net of cash acquired........   (17,968,534)        (559,919)      (4,993,964)
  Proceeds from property and equipment disposals.........       437,845        1,388,357        1,134,551
  Additions to property and equipment....................   (19,843,872)     (13,465,314)      (5,066,329)
  Decrease (increase) in other assets....................        88,428         (971,057)      (1,151,469)
                                                           ------------     ------------     ------------
             Net cash used in investing activities.......   (37,286,133)     (13,607,933)     (10,077,211)
Cash flows from financing activities:
  Proceeds from revolving line of credit and long-term
    debt.................................................     6,100,000        5,025,000       26,500,000
  Proceeds from senior note placement....................            --       35,000,000               --
  Repayment of long-term debt............................    (2,640,277)     (59,202,764)     (24,071,133)
  Repayment of capital lease obligations.................      (297,738)        (146,371)        (131,662)
  Preferred stock dividends..............................      (180,000)        (180,000)              --
  Proceeds from sale of common stock.....................            --       46,222,500        4,162,500
  Common stock placement cost............................            --       (3,562,630)        (249,750)
                                                           ------------     ------------     ------------
             Net cash provided by financing activities...     2,981,985       23,155,735        6,209,955
                                                           ------------     ------------     ------------
Net (decrease) increase in cash and cash equivalents.....   (18,595,226)      18,933,517        2,796,069
Cash and cash equivalents at beginning of year...........    22,244,231        3,310,714          514,645
                                                           ------------     ------------     ------------
Cash and cash equivalents at end of the year.............  $  3,649,005     $ 22,244,231     $  3,310,714
                                                           ============     ============     ============

See accompanying notes.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) ORGANIZATION AND NATURE OF BUSINESS

     On March 31, 1992, Belden & Blake Corporation (the "Company") succeeded to a group of companies and assets (and related liabilities) (the "Belden Interests") owned by Henry S. Belden IV ("HSB IV"). Also on that date, pursuant to a Plan and Agreement of Consolidation, the Company acquired the assets and assumed the liabilities of Belden & Blake Energy Company, a publicly-traded master limited partnership (the "Partnership"), and Belden & Blake International Limited, a Bermuda registered corporation ("BBI"), in exchange for shares of its common stock (the "Consolidation"). The Consolidation was accounted for as a purchase, and the results of operations of the Partnership and BBI have been included from that date.

     Since March 31, 1992, the Company's principal business has been the acquisition, exploration, development and production of oil and gas reserves, and the gathering and marketing of natural gas. The Company currently conducts operations in Michigan, New York, Ohio, Pennsylvania and West Virginia.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation and Financial Presentation

     The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Inventories

     Inventories of material, pipe and supplies are valued at average cost. Crude oil and natural gas inventories are stated at average cost.

  Property and Equipment

     The Company utilizes the "successful efforts" method of accounting for its oil and gas properties. Under this method, property acquisition and development costs and certain productive exploration costs are capitalized while non-productive exploration costs, which include geological and geophysical costs, dry holes, expired leases and delay rentals, are expensed as incurred. Capitalized costs related to proved properties are depleted using the unit-of-production method. No gains or losses are recognized upon the disposition of oil and gas properties except in extraordinary transactions. Sales proceeds are credited to the carrying value of the properties. Maintenance and repairs are expensed, and expenditures which enhance the value of properties are capitalized.

     Additional depreciation, depletion and amortization is recorded to the extent that the aggregate net carrying value of producing oil and gas properties exceeds the corresponding undiscounted future pretax net cash flows relating to estimated proved oil and gas reserves computed in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") 69, "Disclosures About Oil and Gas Producing Activities".

     Unproved oil and gas properties are stated at cost and consist of undeveloped leases. These costs are assessed periodically to determine whether their value has been impaired, and if impairment is indicated, the costs are charged to expense.

     Gathering systems are stated at cost. Depreciation expense is computed using the straight-line method over 15 years.

     Property, plant and equipment are stated at cost. Depreciation of non-oil and gas properties, including capital leases, is computed using the straight-line method over the useful lives of the assets. When assets other than oil and gas properties are retired or otherwise disposed of, the cost and related accumulated depreciation

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to income as incurred, and significant renewals and betterments are capitalized.

  Other Assets

     Other assets include deferred financing costs which are amortized over the term of the financing acquired.

  Net Income Per Common Share

     Net income per common share is computed by subtracting preferred dividends from net income and dividing the difference by the weighted average number of common and common equivalent shares outstanding. Outstanding options and warrants are included in the computation of net income per common share when their effect is dilutive.

  Cash Equivalents

     For purposes of the statements of cash flows, cash equivalents are defined as all highly liquid debt instruments purchased with an initial maturity of three months or less.

  Revenue Recognition

     Oilfield sales and service revenues are recognized after the goods or services have been provided. Oil and gas marketing revenues are recognized when title passes. Oil and gas production revenue is recognized as production and delivery take place. Administrative service revenues are recognized as fees are earned.

  Income Taxes

     The Company uses the liability method of accounting for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." The provision for income taxes gives effect to certain items that are included in the financial statements in different years than they were included in the tax returns of the Company and its predecessors. The differences are primarily intangible drilling costs and depreciation. Deferred income taxes are provided for the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred taxes also are recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

  Reclassifications

     Certain reclassifications have been made in the 1993 and 1992 Statements of Operations to conform to the presentation in 1994.

(3) THE CONSOLIDATION

     As described in Note 1, the Company acquired the assets and assumed the liabilities of the Partnership and BBI on March 31, 1992 in a transaction accounted for as a purchase. The results of operations of the Partnership and BBI are included in the Company's operations from that date.

     The following table presents the actual consolidated results of operations for the years ended December 31, 1994 and 1993 and the unaudited pro forma consolidated results of operations for the year ended December 31, 1992 as if the Consolidation discussed in Note 1 had occurred on January 1, 1992. These pro

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

forma results have been prepared for comparative purposes only and do not purport to be indicative of the results that would have occurred had the Consolidation occurred as of that date.

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                  PRO FORMA
                                                                                 CONSOLIDATED
                                                               ACTUAL            (UNAUDITED)
                                                         -------------------     ------------
                                                          1994        1993           1992
                                                         -------     -------     ------------
    Revenues
      Oil and gas sales..............................    $32,574     $26,631       $ 19,294
      Gas marketing and gathering....................     33,085      34,709         28,547
      Oilfield sales and service.....................     16,886      11,111          7,242
      Interest and other.............................        559         647            759
                                                         -------     -------        -------
                                                          83,104      73,098         55,842
    Expenses
      Production expense.............................      9,292       7,189          5,261
      Cost of gas and gathering expense..............     29,134      30,736         26,606
      Oilfield sales and service.....................     16,297      10,599          7,175
      Exploration expense............................      2,807       2,538          2,371
      General and administrative expense.............      3,966       3,940          3,350
      Interest expense...............................      3,587       3,199          2,596
      Depreciation, depletion and amortization.......     12,021       9,703          5,961
                                                         -------     -------        -------
                                                          77,104      67,904         53,320
                                                         -------     -------        -------
    Income before income taxes.......................      6,000       5,194          2,522
      Provision for income taxes.....................      2,157       1,974            698
                                                         -------     -------        -------
    Net income.......................................    $ 3,843     $ 3,220       $  1,824
                                                         =======     =======        =======
    Net income per common share......................    $   .52     $   .54       $    .65
                                                         =======     =======        =======
    Weighted average common shares outstanding.......      7,080       5,675          2,797
                                                         =======     =======        =======

(4) ACQUISITIONS

     In September and October 1994, the Company acquired substantially all of the assets of two well servicing companies and a brine hauling and disposal company operating primarily in Ohio and Pennsylvania for $3.1 million. The assets acquired in these transactions included eleven salt water disposal wells, along with various oilfield service equipment.

     In February 1994, the Company acquired certain assets and assumed certain liabilities of the former Engine Power Systems in exchange for 31,656 restricted shares of the Company's common stock valued at $12.25 per share. The newly formed Engine Power Systems, Inc. ("EPS") operates as a wholly-owned subsidiary of the Company. EPS is a distributor of, and provides parts and service for, Waukesha natural gas-fueled engines in Ohio, western Pennsylvania, West Virginia and Kentucky. EPS is engaged in engine sales, application engineering and system packaging for power generation, co-generation, gas compression, air compression and various other applications. EPS also sells and rents electric generator sets.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     In addition to the TGX acquisition discussed below, the Company completed a number of small acquisitions of oil and gas properties in 1994 which, in the aggregate, added the equivalent of approximately 7.5 Bcf of natural gas to the Company's proved developed reserve base. The reserves added were acquired for $4.9 million or an average cost of $.65 per equivalent Mcf of gas.

     The operations of the above businesses are included in the consolidated earnings of the Company from their respective acquisition dates and are not material to the Company's operations.

     In January 1994, the Company purchased substantially all of TGX Corporation's Appalachian Basin assets for $15.5 million. The assets acquired included 1,034 gross (910 net) gas and oil wells on approximately 121,000 acres located in northeastern Ohio and southwestern New York and 15,000 undeveloped acres and related inventory, real estate and oilfield equipment. At December 31, 1993, the properties acquired had estimated proved reserves of 22.0 Bcf of natural gas and 28,700 Bbls of oil. Discounted future net cash flows (at 10% discount) before income taxes were $17.4 million. After provision for future income taxes, the standardized measure of discounted future net cash flows is estimated to be $13.6 million, excluding proved undeveloped reserves and expected operational enhancements to existing properties.

     The pro forma table below presents the actual results of operations for the year ended 1994 and the unaudited pro forma consolidated results of operations for the year ended 1993 as if the acquisition of the TGX properties had occurred on January 1, 1993.

                                                                      ACTUAL      PRO FORMA
                                                                       1994         1993
                                                                      -------     ---------
                                                                      (IN THOUSANDS EXCEPT
                                                                         PER SHARE DATA)
    Total revenues..................................................  $83,104      $ 77,862
    Net income......................................................    3,843         3,705
    Net income per common share.....................................  $   .52      $    .62

     In June 1994, the Company purchased TGX's option to participate in a 50% working interest in wells drilled on the 15,000 undeveloped acres described above for $750,000. Also in June 1994, the Company purchased additional working interests in 81 wells in New York from TGX for $621,000.

     On December 31, 1992, the Company acquired approximately 67,000 undeveloped acres from Witco Corporation. The Company also acquired certain waterflood production facilities, oilfield equipment and related real estate interests. The undeveloped acreage and other assets are located in Pennsylvania and Ohio in areas where the Company has existing operations. In exchange for the acreage and other assets, the Company issued 24,000 shares of Class II Serial Preferred Stock -- $7.50 Series A.

     In December 1992, the Company purchased all the outstanding stock of two subsidiaries from Presidio Exploration, Inc. for $4.6 million, and the assumption, on a non-recourse basis, of $28 million of existing bank debt of the companies acquired. The acquisition was accounted for as a purchase, and accordingly, the assets and liabilities are included in the consolidated financial statements effective December 31, 1992.

     On December 8, 1992, the Company purchased for $1.5 million additional working interests in 1,037 producing oil and gas wells that it operates.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(5) DETAILS OF BALANCE SHEETS

                                                                       DECEMBER 31
                                                               ----------------------------
                                                                   1994            1993
                                                               ------------     -----------
    ACCOUNTS RECEIVABLE
      Accounts receivable....................................  $  7,399,001     $ 5,927,489
      Allowance for doubtful accounts........................      (169,754)        (92,885)
      Oil and gas production receivable......................     5,709,880       4,751,504
      Current portion of notes receivable....................       129,536              --
                                                               ------------     -----------
                                                               $ 13,068,663     $10,586,108
                                                               ============     ===========
    INVENTORIES
      Oil....................................................  $  1,187,120     $ 1,295,281
      Natural gas............................................     1,375,077         371,937
      Material, pipe and supplies............................     4,114,687       2,208,311
                                                               ------------     -----------
                                                               $  6,676,884     $ 3,875,529
                                                               ============     ===========
    PROPERTY AND EQUIPMENT, GROSS
      OIL AND GAS PROPERTIES
      Non-producing properties...............................  $  5,057,900     $ 3,582,080
      Producing properties...................................   117,221,467      88,475,409
                                                               ------------     -----------
                                                               $122,279,367     $92,057,489
                                                               ============     ===========
    LAND, BUILDINGS, MACHINERY AND EQUIPMENT
      Land, buildings and improvements.......................  $  5,632,887     $ 3,231,694
      Machinery and equipment................................    13,931,360      10,008,034
                                                               ------------     -----------
                                                               $ 19,564,247     $13,239,728
                                                               ============     ===========
    ACCRUED EXPENSES
      Accrued expenses.......................................  $  2,775,027     $ 2,442,533
      Accrued income taxes...................................       298,097              --
      Ad valorem and other taxes.............................     1,269,681         708,000
      Bank overdraft.........................................     1,291,439         629,639
      Compensation and related benefits......................     1,513,835       1,148,180
      Undistributed production revenue.......................     1,292,236       1,330,440
                                                               ------------     -----------
                                                               $  8,440,315     $ 6,258,792
                                                               ============     ===========

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(6) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                        DECEMBER 31
                                                                ---------------------------
                                                                   1994            1993
                                                                -----------     -----------
      Senior notes............................................  $35,000,000     $35,000,000
      Convertible subordinated debentures.....................    7,350,000       7,350,000
      Revolving line of credit................................    4,000,000              --
      Other...................................................      345,678         494,260
                                                                -----------     -----------
                                                                 46,695,678      42,844,260

      Less current portion....................................      105,996         301,520
                                                                -----------     -----------
      Long-term debt..........................................  $46,589,682     $42,542,740
                                                                 ==========      ==========

     On May 5, 1992, the Company entered into a three-year revolving credit agreement with a group of banks. On November 15, 1993, the facility was amended to accommodate the issuance of the Company's senior notes. The facility amount was increased from $30 million to $100 million and is now unsecured. Outstanding balances under the agreement bear interest at the Company's choice of either:
(1) the one, three, or six-month LIBOR plus 2% (9.00% for the six-month LIBOR interest rate option at December 31, 1994) or (2) the bank's prime rate plus 1/4% (8.75% at December 31, 1994). On July 22, 1994, the banks extended the maturity date on the facility to March 31, 1998. Borrowings under the credit agreement are limited to the borrowing base as established semi-annually by the bank group. The borrowing base at December 31, 1994 was $30 million.

     On January 5, 1993, the Company entered into an interest rate swap agreement covering $22 million of the outstanding balance of an acquisition loan that was paid off in 1993. The interest rate on this portion of the loan was fixed at 7.95% for three years. The notional amount covered by this swap agreement declined to $18 million in 1994 and was scheduled to decline to $15 million in 1995. On August 31, 1994, the Company closed out this swap agreement. The Company had no derivative financial instruments at December 31, 1994.

     During 1993, the Company placed $35 million of 7% fixed-rate senior notes with five insurance companies in a private placement. These notes, which are interest-only for four years, mature on September 30, 2005. Equal principal payments of $3,888,888 will be required on each September 30 commencing in 1997.

     The $7,350,000 of convertible subordinated debentures have a fixed interest rate of 9.25% and mature on June 30, 2000. The debentures are currently convertible by the debenture holders at the rate of one share of the Company's common stock for each $20.30 of principal.

     The debt agreements contain various covenants restricting payment of dividends on common stock to $5 million plus 50% of cumulative net income, restricting sales of assets to 15% of shareholders' equity in any one year and requiring the maintenance of certain levels of net worth, working capital and other financial ratios.

     At December 31, 1994, the aggregate long-term debt maturing in the next five years is as follows: $106,000 (1995); $35,000 (1996); $3,907,000 (1997);
$7,907,000 (1998) and $3,907,000 (1999) and $30,833,000 (2000 and thereafter).

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(7) LEASES

     The Company leases certain computer equipment, vehicles and office space under noncancelable agreements with lease periods of one to five years. Rent expense amounted to $741,575, $1,082,130, and $1,058,816 for the years ended December 31, 1994, 1993, and 1992, respectively.

     The Company also leases certain computer equipment accounted for as capital leases. Property and equipment includes $1.4 million and $1.6 million of computer equipment under capital leases at December 31, 1994 and 1993, respectively. Accumulated depreciation for such equipment includes approximately $690,000 and $337,000 at December 31, 1994 and 1993, respectively.

     Future minimum commitments under leasing arrangements at December 31, 1994 were as follows:

                                                                   OPERATING     CAPITAL
    YEARS ENDING DECEMBER 31                                        LEASES        LEASES
    ------------------------                                       --------     ----------
    1995.........................................................  $447,000     $  397,000
    1996.........................................................   218,000        365,000
    1997.........................................................    12,000        289,000
    1998.........................................................    11,000         32,000
    1999 and thereafter..........................................    12,000          7,000
                                                                   --------     ----------
    Total minimum rental payments................................  $700,000      1,090,000
                                                                   ========
    Less amount representing interest............................                  103,425
                                                                                ----------
    Present value of net minimum rental payments.................                  986,575
    Less current portion.........................................                  341,261
                                                                                ----------
    Long-term capitalized lease obligations......................               $  645,314
                                                                                ==========

(8) SHAREHOLDERS' EQUITY

     On March 27, 1992, the Company succeeded to the Belden Interests and acquired in the Consolidation all of the assets and assumed all of the liabilities of the Partnership and BBI in exchange for 2,780,241 shares of its common stock, of which 882,030 shares were distributed to the holders of units of limited partnership interest in the Partnership (other than HSB IV) in liquidation of the Partnership, 821,950 shares were distributed to the shareholders of BBI in liquidation of BBI, and 1,076,261 shares were distributed to HSB IV.

     Outstanding warrants for the purchase of 13,801 shares of the Company's common stock at a price of $21.74 per share are exercisable by the holder in whole or part any time prior to February 15, 1997.

     The 9.25% convertible subordinated debentures due June 30, 2000, are currently convertible at the rate of one share of common stock for each $20.30 of principal.

     On December 31, 1992, the Company issued 24,000 shares of Class II Serial Preferred Stock with a stated value of $100 per share. In preference to shares of common stock, each share is entitled to cumulative cash dividends of $7.50 per year, payable quarterly. The Preferred Stock is subject to redemption at $100 per share at any time by the Company and is convertible into common stock, at the holder's election, at any time after five years from the date of issuance at a conversion price of $15.00 per common share. Holders of the Preferred Stock are entitled to one vote per preferred share.

     The Company has reserved a total of 535,870 shares of common stock for the conversion of the convertible subordinated debentures and the Class II Serial Preferred Stock and the exercise of the outstanding warrants referred to above.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     On December 21, 1992, the Company issued in a private placement 555,000 shares of common stock at the price of $7.50 per share.

     On December 22, 1992, an additional 20,000 shares of the Company's common stock were awarded to the employees as bonuses.

     On January 25, 1993, the Company issued 60,000 shares of common stock in a private placement at $8.50 per share.

     On May 5, 1993, the Company issued 168,000 shares of common stock for additional interests in certain oil and gas properties.

     In May 1993, the Company sold 3,450,000 shares of common stock in a public offering at $13.25 per share. Net proceeds to the Company after underwriting discounts and offering costs were approximately $42.2 million.

     In December 1994, the Company awarded 21,509 shares of common stock to employees as profit sharing bonuses. These shares were issued in January 1995. On December 30, 1993, the Company awarded and issued 22,325 shares of common stock to employees as profit sharing bonuses.

     In February 1994, the Company issued 31,656 restricted shares of common stock valued at $12.25 per share in exchange for certain acquired assets and assumed liabilities of the former Engine Power Systems.

     In May 1994 and March 1993, non-statutory stock options to purchase 183,000 and 87,000 common shares, respectively, of the Company's stock were granted to certain executive officers and employees under the Company's Stock Option Plan. The exercise price of options may not be less than the fair market value of a share of common stock on the date of grant. Options granted in 1994 and 1993 expire in 2004 and 2003, respectively, unless cessation of employment causes earlier termination. The options become exercisable in 25% increments over a four-year period beginning one year from date of grant. At the date of grant, the exercise price of the options equaled the market price of $12.375 per share on May 27, 1994 and $10.00 per share on March 17, 1993.

     On May 27, 1994, the shareholders approved the Non-Employee Directors Stock Option Plan. In May 1994 and March 1993 non-statutory stock options to purchase 10,000 and 8,000 common shares of the Company's stock were granted under the Plan. Additional options for 2,000 shares will be granted each year to each non-employee director. The exercise price of options under the Plan is equal to the fair market value on the date of grant. Options expire on the tenth anniversary of the grant date. The options become exercisable on the anniversary of the grant date at a rate of one third of the shares each year. The exercise price of the options granted on May 27, 1994 and March 17, 1993 were $12.375 per share and $10.00 per share, respectively. As of December 31, 1994, 102,000 shares were available for grant under the Plan.

     The Company's Articles of Incorporation include certain anti-takeover provisions. The provisions grant the Board of Directors the authority to issue and fix the terms of preferred stock as well as the ability to take certain other actions that could have the effect of discouraging unsolicited takeover attempts. In addition, the Company has entered into contracts with its officers that provide for severance payments, in certain circumstances, in the event that their employment is terminated following a change in control. The senior notes may, at the noteholder's discretion, be accelerated and become due and payable upon a change in control of the Company.

(9) RESTRICTED STOCK GRANT AND BONUS PLAN

     During May 1992, HSB IV contributed a total of 119,600 shares of the Company's common stock to fund the Company's Restricted Stock Grant and Bonus Plan, as amended (the "Plan"). The shares contributed by HSB IV were used to make restricted stock grant and bonus awards to employees of the Company.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     The shares of common stock awarded to an employee under the Plan are fully paid and nonassessable and are represented by a certificate or certificates registered in the employee's name. The employee has all the rights of a shareholder with respect to such shares, including the right to vote the shares and receive all dividends paid with respect to such shares.

     Certain shares awarded are subject to forfeiture and to restrictions prohibiting their sale, transfer, pledge or other disposition until the restrictions are released. Such shares will be released from such restrictions at the rate of 25% for each full year of employment completed by the employee after the date of the award and will be fully vested after four full years of continued employment, except that the shares will immediately vest and be released from restrictions in the event of the death, retirement at normal retirement age or permanent disability of the employee. The employee will forfeit all rights to shares not previously released from restrictions in the event of the termination of his or her employment with the Company for any reason other than death, retirement at normal retirement age or permanent disability or in the event of a change in control of the Company. The ownership of all forfeited shares shall revert to HSB IV or his estate.

     Unearned compensation was charged for the market value of the restricted shares on the date of grant and is amortized over the restricted period. The unamortized unearned compensation value is shown as a reduction of shareholders' equity in the accompanying consolidated balance sheet.

(10) INCOME TAXES

     The provision (benefit) for income taxes in the Consolidated Statements of Operations includes the following:

                                                             YEARS ENDED DECEMBER 31
                                                      --------------------------------------
                                                         1994           1993          1992
                                                      ----------     ----------     --------
    CURRENT
      Federal.......................................  $  397,815     $  262,219     $581,000
      State.........................................     189,708        159,411       37,519
                                                      ----------     ----------     ---------
                                                         587,523        421,630      618,519
    DEFERRED
      Federal.......................................   1,423,871      1,356,994     (155,174)
      State.........................................     145,676        194,941      (17,224)
                                                      ----------     ----------     ---------
                                                       1,569,547      1,551,935     (172,398)
                                                      ----------     ----------     ---------
              TOTAL.................................  $2,157,070     $1,973,565     $446,121
                                                      ==========     ==========     =========

     The effective tax rate differs from the U.S. federal statutory tax rate, as follows:

                                                                  YEARS ENDED DECEMBER 31
                                                                 -------------------------
                                                                 1994     1993       1992
                                                                 ----     -----     ------
      Statutory federal income tax rate........................  34.0%     34.0%      34.0%
      Increases (reductions) in taxes resulting from:
         State income taxes, net of federal tax benefit........   3.7       4.5        1.6
         Statutory depletion...................................  (2.6)       --      (14.5)
         Expenses which provided no tax benefit................    .7        .2        6.4
         Other, net............................................    .2       (.7)       0.6
                                                                 ----
                                                                    -
                                                                          -----      -----
         Effective income tax rate for the year................  36.0%     38.0%      28.1%
                                                                 =====    =====      =====

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Significant components of the Company's deferred income tax liabilities and assets are as follows:

                                                                            DECEMBER 31
                                                                    ---------------------------
                                                                       1994            1993
                                                                    -----------     -----------
    Deferred income tax liabilities:
      Property and equipment, net.................................  $ 9,859,291     $ 7,350,666
      Production accruals and accounts receivable.................      135,109         211,351
      Other, net..................................................       77,829          21,228
                                                                     ----------      ----------
         Total deferred income tax liabilities....................   10,072,229       7,583,245
    Deferred income tax assets:
      Accrued expenses............................................    1,558,738         929,159
      Inventories.................................................      216,992         291,127
      Net operating loss carryforwards............................    1,580,049       1,938,381
      Tax credit carryforwards....................................    1,355,953         865,715
      Depletion carryforwards.....................................      157,035              --
      Other, net..................................................      253,147         250,755
                                                                     ----------      ----------
         Total deferred income tax assets.........................    5,121,914       4,275,137
                                                                     ----------      ----------
         Net deferred income tax liability........................  $ 4,950,315     $ 3,308,108
                                                                     ==========      ==========
      Long-term liability.........................................  $ 6,691,408     $ 4,376,610
      Current asset...............................................   (1,741,093)     (1,068,502)
                                                                     ----------      ----------
         Net deferred income tax liability........................  $ 4,950,315     $ 3,308,108
                                                                     ==========      ==========

     At December 31, 1994, the Company had approximately $4,200,000 of net operating loss carryforwards and $800,000 of statutory depletion carryforwards available for federal income tax reporting purposes. Substantially all of the net operating loss and statutory depletion carryforwards are limited as to their annual utilization as a result of prior ownership changes. In addition, the Company has approximately $69,000 of investment tax credit carryforwards, the annual utilization of which is also subject to limitations under the provisions of the Internal Revenue Code. The Company has alternative minimum tax credit carryforwards of approximately $1,287,000 which have no expiration date. The net operating loss carryforwards, if unused, will expire from 2000 to 2009 and the investment tax credit carryforward, if unused, will expire from 1998 to 2000. There is no expiration date for the utilization of statutory depletion carryforwards.

(11) RETIREMENT PLANS

     The Company has a 401(k) salary reduction plan covering substantially all of the employees of the Company. Under the plan, an amount equal to 2% of participants' compensation is contributed by the Company to the plan each year. Eligible employees may also make voluntary plan contributions which the Company matches $.25 for every $1.00 contributed up to 6% of an employee's annual compensation. Retirement plan expense for the years ended December 31, 1994, 1993 and 1992 was $286,446, $251,305 and $235,588, respectively.

     The Company established non-qualified deferred compensation plans in 1994 which permit certain key employees and directors to elect to defer a portion of their compensation.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(12) RELATED PARTY TRANSACTIONS

     Prior to the Consolidation, HSB IV and an affiliated company that was part of the Belden Interests were general partners in the Partnership, a publicly-traded master limited partnership, and HSB IV was a shareholder of BBI. The Belden Interests provided substantially all developmental services, well maintenance, supplies and other services to the Partnership and BBI and charged these entities various fees. In 1992, the Belden Interests charged affiliates $302,000 for well operator's fees, $786,000 for general and administrative fees which included costs associated with final tax reporting and wind-up of the Partnership and BBI, and $188,000 for other fees and services. Due to the consolidation discussed in Notes 1 and 3, these amounts represent only the first three months of 1992.

     In 1993, the Company acquired 6.1 acres of land from HSB IV for $339,000. Also in 1993, the Company purchased all the assets of Southgate Petroleum Corporation, of which HSB IV was the sole shareholder, for $348,000. These assets consisted of heavy equipment, undeveloped acreage and operating rights.

(13) COMMITMENTS AND CONTINGENCIES

     The Company is involved in various legal actions arising in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial position of the Company.

(14) CONCENTRATIONS OF CREDIT RISK

     The Company operates primarily in the oil and gas industry. Sales of oil and gas are ultimately made to refineries, gas utilities and industrial consumers in Ohio, West Virginia, New York and Pennsylvania. The Company is also a distributor of a broad range of oilfield equipment and supplies. Its customers include other independent oil and gas companies, dealers and operators throughout Ohio, West Virginia, New York and Pennsylvania. Credit limits, ongoing credit evaluation and account monitoring procedures are utilized to minimize the risk of loss. Collateral is generally not required. Expected losses are provided for currently and actual losses have been within management's expectations.

(15) MAJOR CUSTOMERS

     Oil and gas sales and gas marketing and gathering revenue from one customer that exceeded 10% of total revenue during the years ended December 31, 1994 and 1993 amounted to $9,600,612 and $8,616,069, respectively. Oil and gas sales to one customer that exceeded 10% of total revenue during the year ended December 31, 1992 amounted to $5,313,193.

(16) SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                 YEARS ENDED DECEMBER 31
                                                        -----------------------------------------
                                                           1994           1993           1992
                                                        ----------     ----------     -----------
    Cash paid during the year for:
      Interest........................................  $3,145,724     $3,206,786     $ 2,218,447
      Income taxes....................................      90,018        775,713         174,245
    Non-cash investing and financing activities:
      Acquisition of assets in exchange for long-term
         liabilities..................................  $  527,094     $1,006,068     $28,007,065
      Acquisition of assets in exchange for stock.....     387,788      1,680,000       2,400,000
      Assets and liabilities of the Partnership and
         BBI in exchange for common stock.............          --             --      23,980,706
      Sale of assets in exchange for note
         receivable...................................     689,289             --              --

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(17)  SUPPLEMENTARY INFORMATION ON OIL AND GAS ACTIVITIES

     The following disclosures are presented in accordance with the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards No. 69 (SFAS 69). The following table sets forth costs incurred including pro rata consolidated amounts attributable to the Company.

                                                                YEARS ENDED DECEMBER 31
                                                       ------------------------------------------
                                                          1994            1993           1992
                                                       -----------     ----------     -----------
    Costs incurred
      Acquisition
         Proved properties...........................  $20,274,350     $3,883,204     $62,606,242
         Unproved properties.........................    1,744,345        621,789       1,751,818
      Developmental..................................    9,141,520      6,364,665       2,203,963
      Exploratory....................................    2,129,696      1,895,216       1,308,900

PROVED OIL AND GAS RESERVES (UNAUDITED)

     The Company's proved developed and undeveloped reserves are all located within the United States. Proved undeveloped reserves have been included beginning in 1993. The Company cautions that there are many uncertainties inherent in estimating proved reserve quantities and in projecting future production rates and the timing of development expenditures. In addition, estimates of new discoveries are more imprecise than those of properties with a production history. Accordingly, these estimates are expected to change as future information becomes available. Material revisions of reserve estimates may occur in the future, development and production of the oil and gas reserves may not occur in the periods assumed, and actual prices realized and actual costs incurred may vary significantly from those used. Proved reserves represent estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made. Proved developed reserves are proved reserves expected to be recovered through wells and equipment in place and under operating methods being utilized at the time the estimates were made.

     The estimates of proved developed reserves have been reviewed by the Company's independent petroleum engineers. The estimates of proved undeveloped reserves were prepared by the Company's petroleum engineers.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     The following table sets forth changes in estimated proved and proved developed reserves for the three years ended December 31, 1994.

                                                                        OIL             GAS
                                                                       (BBL)           (MCF)
                                                                    -----------     -----------
    DECEMBER 31, 1991...........................................        621,253       5,400,038
    Extensions and discoveries..................................         33,653       1,907,956
    Purchase of reserves in place...............................      3,883,508      75,110,695
    Sales of reserves in place..................................        (17,845)        (91,080)
    Revisions of previous estimates.............................         (6,284)        557,120
    Production..................................................       (351,262)     (3,726,728)
                                                                      ---------     -----------
    DECEMBER 31, 1992...........................................      4,163,023      79,158,001
    Extensions and discoveries..................................        182,957       5,198,126
    Purchase of reserves in place...............................        119,216       4,121,079
    Sales of reserves in place..................................        (52,072)         (9,557)
    Revisions of previous estimates.............................       (815,743)     (6,516,472)
    Inclusion of proved undeveloped reserves(1).................        388,342      19,687,024
    Production..................................................       (452,844)     (7,373,252)
                                                                      ---------     -----------
    DECEMBER 31, 1993...........................................      3,532,879      94,264,949
    Extensions and discoveries..................................        242,365       8,554,382
    Purchase of reserves in place...............................        222,981      26,876,534
    Sale of reserves in place...................................        (11,178)     (1,022,027)
    Revisions of previous estimates.............................        622,462       3,880,633
    Production..................................................       (496,039)     (9,562,862)
                                                                      ---------     -----------
    DECEMBER 31, 1994...........................................      4,113,470     122,991,609
                                                                      =========     ===========
    PROVED DEVELOPED RESERVES
    December 31, 1993...........................................      3,144,537      74,577,925
                                                                      =========     ===========
    December 31, 1994...........................................      3,714,671     101,355,451
                                                                      =========     ===========

- ---------------
(1) Prior to 1993, the Company did not estimate its proved undeveloped reserves because the effect on total proved reserves was insignificant. In 1994 and 1993, the Company acquired properties with significant undeveloped reserve potential and plans to develop these undeveloped locations. As a result, the Company elected to include its proved undeveloped reserves in 1993 and subsequent years to more accurately present its total proved reserves.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES (UNAUDITED)

     The following tables, which present a standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves, are presented pursuant to SFAS 69. In computing this data, assumptions other than those required by the FASB could produce different results. Accordingly, the data should not be construed as representative of the fair market value of the Company's proved oil and gas reserves. The following assumptions have been made:

     - Future revenues were based on year-end oil and gas prices. Future price changes were included only to the extent provided by existing contractual agreements.

     - Production and development costs were computed using year-end costs assuming no change in present economic conditions.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     - Future net cash flows were discounted at an annual rate of 10%.

     - Future income taxes were computed using the approximate statutory tax rate and giving effect to available net operating losses, tax credits and statutory depletion.

     The standardized measure of discounted future net cash flows relating to proved oil and gas reserves at December 31, 1994, 1993 and 1992 is presented below:

                                                                   DECEMBER 31
                                                -------------------------------------------------
                                                    1994              1993              1992
                                                -------------     -------------     -------------
    Estimated future cash inflows (outflows)
      Revenues from the sale of oil and gas...  $ 395,610,738     $ 315,270,912     $ 292,051,715
      Production and development costs........   (165,766,349)     (132,313,945)     (114,367,184)
                                                -------------     -------------     -------------
    Future net cash flows before income
      taxes...................................    229,844,389       182,956,967       177,684,531
    Future income taxes.......................    (54,762,015)      (39,955,545)      (29,155,723)
                                                -------------     -------------     -------------
    Future net cash flows.....................    175,082,374       143,001,422       148,528,808
    10% timing discount.......................    (85,228,387)      (71,915,400)      (71,989,247)
                                                -------------     -------------     -------------
    Standardized measure of discounted future
      net cash flows..........................  $  89,853,987     $  71,086,022     $  76,539,561
                                                =============     =============     =============

     The principal sources of changes in the standardized measure of future net cash flows for the three years ended December 31, 1994 are as follows:

                                                             YEARS ENDED DECEMBER 31
                                                  ----------------------------------------------
                                                      1994             1993             1992
                                                  ------------     ------------     ------------
    Beginning of year...........................  $ 71,086,022     $ 76,539,561     $  6,609,864
    Sale of oil and gas, net of production
      costs.....................................   (23,287,185)     (19,451,432)      (9,672,623)
    Extensions and discoveries, less related
      estimated future development and
      production costs..........................    14,317,120        9,667,774        3,228,728
    Purchase of reserves in place less estimated
      future production costs...................    20,715,526        4,806,990       81,670,287
    Sale of reserves in place less estimated
      future production costs...................      (635,406)        (179,749)        (153,002)
    Revisions of previous quantity estimates....     4,971,843       (9,772,684)         765,204
    Inclusion of proved undeveloped reserves....            --        6,611,352               --
    Net changes in prices and production
      costs.....................................        93,790       (2,564,031)       4,059,860
    Change in income taxes......................    (8,851,583)      (4,443,113)     (13,356,703)
    Accretion of 10% timing discount............     8,943,892        9,087,098          820,310
    Changes in production rates (timing) and
      other.....................................     2,499,968          784,256        2,567,636
                                                  -------------    -------------    -------------
    End of year.................................  $ 89,853,987     $ 71,086,022     $ 76,539,561
                                                  =============    =============    =============

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(18) INDUSTRY SEGMENT FINANCIAL INFORMATION

     The table below presents certain financial information regarding the Company's industry segments. Intersegment sales are billed on an intercompany basis at prices for comparable third party goods and services.

                                                      1994             1993             1992
                                                  ------------     ------------     ------------
    REVENUES
    Oil and gas operations......................  $ 65,659,418     $ 61,340,169     $ 41,539,484
    Oilfield sales and service..................    21,204,781       14,382,414       11,888,315
    Intersegment sales..........................    (4,319,112)      (3,271,226)      (2,392,759)
                                                  ------------     ------------     ------------
                                                  $ 82,545,087     $ 72,451,357     $ 51,035,040
                                                   ===========      ===========      ===========
    OPERATING INCOME (LOSS)
    Oil and gas operations......................  $  9,117,043     $  7,619,906     $    622,840
    Oilfield sales and service(1)...............       (88,687)         125,658        1,647,628
                                                  ------------     ------------     ------------
                                                  $  9,028,356     $  7,745,564     $  2,270,468
                                                   ===========      ===========      ===========
    IDENTIFIABLE ASSETS
    Oil and gas operations......................  $132,537,620     $128,352,821     $ 98,010,238
    Oilfield sales and service..................    15,635,175        6,821,107        4,242,841
                                                  ------------     ------------     ------------
                                                  $148,172,795     $135,173,928     $102,253,079
                                                   ===========      ===========      ===========
    DEPRECIATION, DEPLETION AND AMORTIZATION
      EXPENSE
    Oil and gas operations......................  $ 11,343,441     $  9,316,499     $  4,534,519
    Oilfield sales and service..................       677,817          386,959          318,839
                                                  ------------     ------------     ------------
                                                  $ 12,021,258     $  9,703,458     $  4,853,358
                                                   ===========      ===========      ===========
    CAPITAL EXPENDITURES
    Oil and gas operations......................  $ 33,955,736     $ 15,976,914     $ 80,850,149
    Oilfield sales and service..................     4,445,681        1,014,612          238,021
                                                  ------------     ------------     ------------
                                                  $ 38,401,417     $ 16,991,526     $ 81,088,170
                                                   ===========      ===========      ===========

- ---------------
(1) The 1994 amount includes operating losses of $438,680 attributable to the operations of Magnolia Compression Services, Inc. and Engine Power Systems, Inc. which were primarily the result of expenses incurred in the initial development of these businesses. The 1992 amount includes operating income generated by the Belden Interests from sales and services to the Partnership and BBI during the first quarter of 1992.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(19) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The results of operations for the four quarters of 1994 and 1993 are shown below.

                                           FIRST          SECOND           THIRD          FOURTH
                                        -----------     -----------     -----------     -----------
    1994
    Sales and other operating
      revenues........................  $20,620,601     $20,417,568     $21,435,564     $20,071,354
    Gross profit......................    3,096,358       3,849,597       3,309,537       2,738,618
    Net income........................      807,241       1,104,926       1,079,937         850,817
    Net income per common share.......          .11             .15             .15             .11

    1993
    Sales and other operating
      revenues........................  $19,237,590     $16,425,888     $17,291,240     $19,496,639
    Gross profit......................    3,207,398       3,094,093       2,845,065       2,538,991
    Net income........................      656,510         865,447       1,004,185         693,884
    Net income per common share.......          .18             .17             .14             .09

(20) SUBSEQUENT EVENTS

     Effective in January 1995, the Company purchased Ward Lake Drilling, Inc. ("Ward Lake"), a privately-held exploration and production company headquartered in Gaylord, Michigan, for $15.1 million. The purchase was funded by borrowings under the Company's existing credit facility. Ward Lake operates and holds a production payment interest and working interests averaging 13.6% in approximately 500 Antrim Shale gas wells located in Michigan's lower peninsula. The purchase also included approximately 5,500 undeveloped leasehold acres that Ward Lake owns in Michigan.

     At December 31, 1994, the wells had estimated proved natural gas reserves totaling 98 Bcf gross (13.7 net). Gross production from the wells is expected to total approximately 37 million cubic feet of gas per day in 1995. Approximately one half of the purchase price represented payment for the proved reserves, with the balance associated with the operating rights and other corporate assets.

     In March 1995, the Company entered into an agreement to purchase all the producing properties of The East Ohio Gas Company for $6.5 million. The assets to be acquired include a 100% working interest in 378 natural gas wells and drilling rights on more than 250,000 acres of adjacent properties. A substantial majority of the wells acquired are adjacent to properties currently being operated by the Company. The wells had estimated proved reserves of 8.5 Bcf of natural gas and 80,000 Bbls of oil at December 31, 1994. Production from the wells is expected to total approximately 1.9 million cubic feet equivalent per day in 1995. The purchase is subject to the satisfaction of certain due diligence matters, consent requirements and other conditions.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Belden & Blake Corporation

     We have audited the accompanying Statements of Revenues and Direct Operating Expenses for the years ended December 31, 1994 and 1993 (the "Statements") of certain oil and gas properties subject to a letter of intent to enter into a definitive sales agreement dated May 23, 1995 between Quaker State Corporation and Belden & Blake Corporation, (the "Quaker State Properties"). These Statements are the responsibility of Belden & Blake Corporation's management based on data supplied by Quaker State Corporation. Our responsibility is to express an opinion on these Statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying Statements of Revenues and Direct Operating Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement on Form S-3 to be filed by Belden & Blake Corporation and are not intended to be a complete presentation of the Quaker State Properties' revenues and expenses.

     In our opinion, the Statements referred to above present fairly, in all material respects, the revenues and direct operating expenses described in Note 1 of the Quaker State Properties for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

Cleveland, Ohio
May 31, 1995

                                            ERNST & YOUNG LLP

                            QUAKER STATE PROPERTIES

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                       THREE MONTHS ENDED MARCH 31      YEARS ENDED DECEMBER 31
                                       ---------------------------    ---------------------------
                                           1995            1994           1994            1993
                                       -----------     -----------    -----------     -----------
                                       (UNAUDITED)     (UNAUDITED)
Revenues:
  Oil and gas sales...................  $5,381,788     $5,791,439     $20,257,404     $19,657,993
  Gas gathering.......................     826,285        760,292       2,863,747       2,579,519
                                        ----------     ----------     -----------     -----------
Total Revenues........................   6,208,073      6,551,731      23,121,151      22,237,512
Direct operating expenses.............   1,680,707      1,739,599       6,527,950       7,566,458
                                        ----------     ----------     -----------     -----------
Revenues in excess of direct operating
  expenses............................  $4,527,366     $4,812,132     $16,593,201     $14,671,054
                                        ==========     ==========     ===========     ===========

See accompanying notes.

                            QUAKER STATE PROPERTIES
                      NOTES TO STATEMENTS OF REVENUES AND
                           DIRECT OPERATING EXPENSES

       (INFORMATION SUBSEQUENT TO DECEMBER 31, 1994 AND PERTAINING TO THE
            THREE MONTHS ENDED MARCH 31, 1995 AND 1994 IS UNAUDITED)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying statements present the revenues and direct operating expenses of certain oil and gas property interests and related gas gathering systems which are subject to a letter of intent to enter into a definitive sales agreement dated May 23, 1995 between Quaker State Corporation (Quaker State) as seller and Belden & Blake Corporation (Belden & Blake) as buyer. These properties (the "Quaker State Properties") are located in New York, Pennsylvania, Ohio and West Virginia.

     The revenues and direct operating expenses included in these Statements relate solely to the oil and gas properties subject to the sales agreement indicated above. Only the actual costs of maintaining the producing properties and gathering systems are included in direct operating expenses. Charges for general and administrative expenses, depreciation, depletion and amortization and federal and state income taxes are not included in direct operating expenses. The historical revenues in excess of direct operating expenses for the Quaker State Properties presented herein are not believed by Belden & Blake to be representative of future operations.

     Historical financial statements prepared in accordance with generally accepted accounting principles ("GAAP") do not exist for the Quaker State Properties. A practicable determination of the historical general and administrative expenses and other indirect expenses which were attributable to the properties acquired would not be indicative of the level of such expenses to be incurred by Belden & Blake. The depletion and depreciation and interest charges of Quaker State associated with the Quaker State Properties would be based on Quaker State's historical costs and borrowings and are not relevant to the ongoing financial reporting of Belden & Blake since the properties will be depleted over future periods based upon Belden & Blake's acquisition costs. The presentation herein of historical financial statements reflecting financial position, results of operations and cash flows required by GAAP was not practicable in these circumstances. Accordingly, the statements of revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

2.  CONCENTRATIONS OF CREDIT AND MAJOR CUSTOMERS

     Sales of oil and gas are ultimately made to refineries (principally Quaker State), gas utilities, industrial consumers, and natural gas brokers. Revenues from individual customers that exceeded 10% of total revenue were as follows:

                                                     THREE MONTHS                YEARS ENDED
                                                    ENDED MARCH 31               DECEMBER 31
                                               ------------------------    ------------------------
                  CUSTOMER                        1995          1994          1994          1993
- ---------------------------------------------  ----------    ----------    ----------    ----------
A (Quaker State).............................  $1,346,000    $  821,000    $4,766,000    $4,065,000
B (utility)..................................     695,000       770,000     2,821,000            --
C (industrial consumer)......................     759,000       849,000     2,966,000            --
D (natural gas broker).......................     982,000     1,571,000     4,353,000     2,184,000
E (industrial consumer)......................          --            --            --     2,574,000

                            QUAKER STATE PROPERTIES

                      NOTES TO STATEMENTS OF REVENUES AND
                     DIRECT OPERATING EXPENSES -- CONTINUED

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

3.  SUPPLEMENTAL INFORMATION (UNAUDITED)

     Net indirect well operating costs allocated by Quaker State to the Quaker State Properties amounted to approximately $230,000 and $180,000 for the three months ended March 31, 1995 and 1994, and $760,000 and $650,000 for the years ended December 31, 1994 and 1993, respectively.

     Exploration and development costs amounted to approximately $500,000 and $459,000 for the three months ended March 31, 1995 and 1994, and $2,600,000 and $1,952,000 for the years ended December 31, 1994 and 1993, respectively.

     The oil and gas reserve information presented below is based on reports prepared as of December 31, 1994 based on prices received and direct operating expenses incurred by Quaker State as of that date. Reserve studies were not prepared as of December 31, 1993 and 1992. Accordingly, reserve quantities and amounts as of December 31, 1993 and 1992 have been computed by adjusting the December 31, 1994 reserves for actual 1994 and 1993 production and new discoveries.

     There are many uncertainties inherent in estimating proved reserve quantities and in projecting future production rates and the timing of development expenditures. In addition, estimates of new discoveries are more imprecise than those of properties with a production history. Accordingly, these estimates are expected to change as future information becomes available. Material revisions of reserve estimates may occur in the future, development and production of the oil and gas reserves may not occur in the periods assumed, and actual prices realized and actual costs incurred may vary significantly from those used. Proved reserves represent estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made. Proved developed reserves are proved reserves expected to be recovered through wells and equipment in place and under operating methods being utilized at the time the estimates were made.

     Net quantities of proved developed reserves of oil and gas for the Quaker State Properties are set forth in the table below:


                                                                     1994          1993
                                                                  ----------    ----------
     OIL RESERVES (IN BBL):
       Oil reserves, beginning of period........................   1,783,751     2,064,489
       Extensions, discoveries and other additions..............      67,992        77,685
       Production...............................................    (313,509)     (358,423)
                                                                  ----------    ----------
       Proved developed oil reserves, end of period.............   1,538,234     1,783,751
                                                                  ==========    ==========
     GAS RESERVES (IN MCF):
       Gas reserves, beginning of period........................  39,728,565    41,794,329
       Extensions, discoveries and other additions..............   4,655,438     3,170,526
       Production...............................................  (6,518,378)   (5,236,290)
                                                                  ----------    ----------
       Proved developed gas reserves, end of period.............  37,865,625    39,728,565
                                                                  ==========    ==========


     The following tables, which present a standardized measure of discounted future net cash flows and changes therein relating to proved developed oil and gas reserves, are presented pursuant to Statement of Financial Accounting Standards No. 69 (SFAS 69). In computing this data, assumptions other than those required by the Financial Accounting Standards Board could produce different results. Accordingly, the data should not be construed as representative of the fair market value of the Quaker State Properties' proved oil and gas reserves. This information is presented to allow a reasonable comparison of reserve values using

                            QUAKER STATE PROPERTIES

                      NOTES TO STATEMENTS OF REVENUES AND
                     DIRECT OPERATING EXPENSES -- CONTINUED

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

3. SUPPLEMENTAL INFORMATION (UNAUDITED) -- CONTINUED standardized measurement criteria and should be used only for that purpose. Belden & Blake's investment and operating decisions were based on different cost assumptions from those used herein. The following assumptions have been made:

     - Future revenues were based on year-end oil and gas prices. Future price changes were included only to the extent provided by existing contractual agreements.

     - Production and development costs were computed using year-end costs assuming no change in present economic conditions.

     - Future net cash flows were discounted at an annual rate of 10%.

     - Future general and administrative expenses and income taxes were not considered in the calculations.


                                                                  1994            1993
                                                              ------------    ------------
     Future oil and gas revenues............................  $101,420,480    $110,323,833
     Future production costs................................   (41,998,626)    (45,685,540)
                                                              ------------    ------------
     Future net cash flows..................................    59,421,854      64,638,293
     10% timing discount....................................   (17,109,549)    (18,611,537)
                                                              ------------    ------------
     Standardized measure of discounted future net cash
       flows (before income taxes)..........................  $ 42,312,305    $ 46,026,756
                                                               ===========     ===========


     The following are the principal sources of change in the standardized measure of discounted future net cash flows:


                                                                  1994            1993
                                                              ------------    ------------
     Beginning of year......................................  $ 46,026,756    $ 48,943,204
     Sales of oil and gas produced, net of costs............   (13,729,454)    (12,091,535)
     Extensions, discoveries, and improved recovery, less
       related costs........................................     5,412,327       4,280,767
     Accretion of 10% timing discount.......................     4,602,676       4,894,320
                                                              ------------    ------------
     End of year............................................  $ 42,312,305    $ 46,026,756
                                                               ===========     ===========

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

             PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)

                                 MARCH 31, 1995
                                 (IN THOUSANDS)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                 PRO FORMA       PRO FORMA
                                                   COMPANY      ADJUSTMENTS       COMBINED
                                                   --------     -----------     ------------
ASSETS
Current assets...................................  $ 31,979       $ (1,175)h      $ 30,804
Net property and equipment (successful efforts
  method)........................................   137,501         69,309 h       206,810
Other assets.....................................     2,842                          2,842
                                                   --------       --------        --------
                                                   $172,322       $ 68,134        $240,456
                                                   ========       ========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities..............................  $ 16,088       $  2,000 h      $ 18,088
Long-term liabilities............................    67,215         14,054 h        81,269
Deferred income taxes............................     6,930                          6,930
Shareholders' equity.............................    82,089         52,080 h       134,169
                                                   --------       --------        --------
                                                   $172,322       $ 68,134        $240,456
                                                   ========       ========        ========

See accompanying notes.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                  QUAKER STATE                    OTHER         PRO FORMA      PRO FORMA
                                       COMPANY     PROPERTIES     WARD LAKE    ACQUISITIONS    ADJUSTMENTS      COMBINED
                                       -------    ------------    ---------    ------------    -----------    ------------
Revenues
  Oil and gas sales................... $32,574      $ 20,257       $ 3,540        $5,079        $               $ 61,450
  Gas marketing and gathering......... 33,085          2,864                       1,228                          37,177
  Oilfield sales and service.......... 16,886                        3,050           659           (3,709)a       16,886
  Interest and other..................    559                          744                                         1,303
                                       -------    ------------    ---------       ------       -----------    ------------
                                       83,104...      23,121         7,334         6,966           (3,709)       116,816

Expenses
  Production expense..................  9,292          6,528         3,361         2,400           (4,025)b       17,556
  Cost of gas and gathering expense... 29,134                                                                     29,134
  Oilfield sales and service.......... 16,297                                                                     16,297
  Exploration expense.................  2,807                           28                            688c         3,523
  General and administrative
    expense...........................  3,966                        1,835                         (1,786)d        4,015
  Interest expense....................  3,587                          420                          2,168e         6,175
  Depreciation, depletion and
    amortization...................... 12,021                          757                          9,833f        22,611
                                       -------    ------------    ---------       ------       -----------    ------------
                                       77,104...       6,528         6,401         2,400            6,878         99,311
                                       -------    ------------    ---------       ------       -----------    ------------
Income before income taxes............  6,000         16,593           933         4,566          (10,587)        17,505
  Provision for income taxes
      Current.........................    588                                                       2,973g         3,561
      Deferred........................  1,569                                                         891g         2,460
                                       -------    ------------    ---------       ------       -----------    ------------
                                        2,157             --            --            --            3,864          6,021
                                       -------    ------------    ---------       ------       -----------    ------------
Net income............................ $3,843       $ 16,593       $   933        $4,566        $ (14,451)      $ 11,484
                                       ========   ============    ==========   ===========     ===========    ===========
Net income per common share........... $ 0.52                                                                   $   1.07
                                       ========                                                               ===========
Weighted average common shares
  outstanding.........................  7,080                                                                     10,580
                                       ========                                                               ===========

See accompanying notes.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1995
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                               QUAKER STATE       OTHER         PRO FORMA      PRO FORMA
                                                    COMPANY     PROPERTIES     ACQUISITIONS    ADJUSTMENTS      COMBINED
                                                    -------    ------------    ------------    -----------    ------------
Revenues
  Oil and gas sales................................ $9,207        $5,382          $1,058         $              $ 15,647
  Gas marketing and gathering......................  8,916           826             129                           9,871
  Oilfield sales and service.......................  4,121                           157            (157)a         4,121
  Interest and other...............................    181                                                           181
                                                    -------       ------          ------         -------         -------
                                                    22,425         6,208           1,344            (157)         29,820
Expenses
  Production expense...............................  2,634         1,681             532            (578)b         4,269
  Cost of gas and gathering expense................  7,902                                                         7,902
  Oilfield sales and service.......................  4,210                                                         4,210
  Exploration expense..............................    895                                           172c          1,067
  General and administrative expense...............    949                                            81d          1,030
  Interest expense.................................  1,163                                           481e          1,644
  Depreciation, depletion and amortization.........  3,499                                         2,604f          6,103
                                                    -------       ------          ------         -------         -------
                                                    21,252         1,681             532           2,760          26,225
                                                    -------       ------          ------         -------         -------
Income before income taxes.........................  1,173         4,527             812          (2,917)          3,595
  Provision for income taxes
      Current......................................    211                                           458g            669
      Deferred.....................................    223                                           313g            536
                                                    -------       ------          ------         -------         -------
                                                       434            --              --             771           1,205
                                                    -------       ------          ------         -------         -------
Net income......................................... $  739        $4,527          $  812         $(3,688)       $  2,390
                                                    =======       ======          ======         =======         =======
Net income per common share........................ $ 0.10                                                      $   0.22
                                                    =======                                                      =======
Weighted average common shares outstanding.........  7,102                                                        10,602
                                                    =======                                                      =======

See accompanying notes.

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
1. BASIS OF PRESENTATION

     The Company recently entered into an agreement for the acquisition from Quaker State Corporation of certain of its oil and gas properties and related assets in New York, Ohio, Pennsylvania and West Virginia (the "Quaker State Properties") for $56 million. The Quaker State Properties include approximately 1,460 gross (1,111 net) wells with proved reserves of 2.2 MMBbl of oil and 46.8 Bcf of gas at December 31, 1994; gas gathering systems totaling approximately 250 miles in length; undeveloped oil and gas leases and fee mineral interests covering approximately 250,000 acres; an extensive geologic and geophysical data base and other assets.

     In January 1995 the Company purchased Ward Lake Drilling, Inc. ("Ward Lake"), a privately-held exploration and production company headquartered in Gaylord, Michigan, for $15.1 million. The purchase was funded by borrowings under the Company's existing credit facility. Ward Lake operates and holds either a production payment interest or a working interest averaging 13.6% in approximately 500 Antrim Shale gas wells located in Michigan's lower peninsula. The purchase also included approximately 5,500 undeveloped leasehold acres that Ward Lake owns in Michigan.

     Through May 31, 1995 the Company has completed two other acquisitions and entered into an agreement with respect to a third acquisition (the "Other Acquisitions") pursuant to which it acquired or will acquire for approximately $19.4 million working interests in 1,139 gross (919 net) oil and gas wells in Ohio, Pennsylvania and New York, and the drilling rights on more than 250,000 acres in Ohio adjacent to properties operated by the Company. Estimated proved developed reserves associated with the wells totaled 21 Bcf of natural gas and
 .5 MMBbl of oil net to the Company's interest at December 31, 1994.

     The unaudited pro forma combined statements of operations present the pro forma results of operations of the Company as if the acquisitions of the Quaker State Properties, Ward Lake , and the Other Acquisitions had occurred on January 1, 1994. The unaudited pro forma combined statements of operations also include the sale of Common Stock offered hereby and the repayment of certain debt as if such transactions occurred on January 1, 1994. The pro forma condensed combined balance sheet is presented on a pro forma basis as if the acquisitions and sale of Common Stock offered hereby had occurred on March 31, 1995. The unaudited pro forma combined financial statements would not necessarily be indicative of the actual results had the above discussed transactions been consummated at January 1, 1994 or that may be obtained in the future. These unaudited pro forma combined financial statements should be read in conjunction with the financial statements of the Company and the related notes thereto included in this Registration Statement/Prospectus.

2. PRO FORMA ADJUSTMENTS

     The amounts provided in the unaudited pro forma combined financial statements for the Company, the Quaker State Properties and Ward Lake, have been derived from the audited financial statements of the respective companies at and for the year ended December 31, 1994 and the unaudited financial statements for the three months ended March 31, 1995. The amounts provided in the unaudited pro forma consolidated financial statements for the Other Acquisitions have been derived from the records of the former owners or operators of the properties and are presented on an aggregate basis.

                                                                FOR THE YEAR     FOR THE THREE
                                                                   ENDED         MONTHS ENDED
                                                                DECEMBER 31,       MARCH 31,
                                                                    1994             1995
                                                              ----------------   -------------

     a) Adjustment to present certain well operating revenues (pumper and administrative fees) as a reduction of production expenses, so as to conform with the Company's existing presentation policy:

                    Ward Lake.............................      $ (3,049,694)             N/A
                    Other Acquisitions....................          (659,647)     $  (156,533)
                                                              ----------------   -------------
                                                                $ (3,709,341)     $  (156,533)
                                                              ================   =============

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     b) Adjustment to record the decrease in lease operating expenses due to downsizing operations, including closing of one district office and three operating facilities and reducing the number of employees by twenty-four. Included in this adjustment is the reduction of compensation and fringe benefits associated with continuing employees to reflect the Company's existing wage and benefits package. The closed facilities will be merged with existing Company facilities.

                                                                FOR THE YEAR     FOR THE THREE
                                                                   ENDED         MONTHS ENDED
                                                                DECEMBER 31,       MARCH 31,
                                                                    1994             1995
                                                              ----------------   -------------
                    Quaker State Properties...............      $ (1,326,991)     $  (380,455)

        Adjustment to recognize additional production expense associated with pay increases granted at the time of acquisition.

                    Ward Lake.............................            38,892              N/A

        Adjustment to record the decrease in lease operating expenses due to downsizing operations, including closing operating facilities and combining them with existing Company facilities, and reduction of compensation and fringe benefits associated with continuing employees to reflect the Company's existing wage and benefits package.

                    Other Acquisitions....................          (189,596)         (41,017)

        Reclassification of certain general and administrative expenses to production expenses, so as to conform to the Company's existing presentation policy.

                    Ward Lake.............................         1,162,281                0

        Adjust certain well operating revenues (pumper and administrative fees) as a reduction of production expenses, so as to conform with the Company's existing presentation policy:

                    Ward Lake.............................        (3,049,694)             N/A
                    Other Acquisitions....................          (659,647)        (156,533)
                                                              ----------------   -------------
                                                                $ (4,024,755)     $  (578,005)
                                                              ================   =============

     c) Adjustment to reflect the cost of technical staff (accountants, geologist, geophysicist, etc.) and their related support costs.

                    Quaker State Properties...............      $    688,400      $   172,100
                                                              ================   =============

     d) Adjustment to reflect the increase (decrease) in general and administrative expenses:

                    Quaker State Properties...............      $     49,800      $    81,200

        Reclassification of certain general and administrative expenses to production expenses, so as to comply with the Company's existing presentation policy.

                    Ward Lake.............................        (1,162,281)             N/A

        Adjustment to reflect reduced general and administrative expenses associated with the closing of one administrative office and the discontinuing of the employment of Ward Lake's executive group and support staff.

                    Ward Lake.............................          (673,088)             N/A
                                                              ----------------   -------------
                                                                $ (1,785,569)     $    81,200
                                                              ================   =============

     e) Adjustment to reflect the increase in interest expense associated with additional debt incurred by the Company in connection with the acquisitions:

                    Quaker State Properties...............      $    253,000      $    87,000
                    Ward Lake.............................           687,223              N/A
                    Other Acquisitions....................         1,228,000          394,000
                                                              ----------------   -------------
                                                                $  2,168,223      $   481,000
                                                              ================   =============

                  BELDEN & BLAKE CORPORATION AND SUBSIDIARIES

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     f) Adjustment to record additional depletion, depreciation and amortization associated with the property, equipment and other assets acquired:

                    Quaker State Properties...............      $  7,605,770      $ 2,253,865
                    Ward Lake.............................           413,760              N/A
                    Other Acquisitions....................         1,813,404          350,490
                                                              ----------------   -------------
                                                                $  9,832,934      $ 2,604,355
                                                              ================   =============

     g) Adjustment to income taxes based on consolidated pro forma income:

                    Current...............................      $  2,972,839      $   457,822
                    Deferred..............................           891,158          312,852
                                                              ----------------   -------------
                                                                $  3,863,997      $   770,674
                                                              ================   =============

     h) To record the acquisitions and the issuance of common stock.

          (map showing location of the Company's recent acquisitions)

                (cross section diagram of the Appalachian Basin)

- ------------------------------------------------------
- ------------------------------------------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
Use of Proceeds.......................   10
Market Information....................   10
Capitalization........................   12
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   13
Business and Properties...............   20
Underwriting..........................   34
Description of Capital Stock..........   34
Legal Matters.........................   36
Experts...............................   36
Available Information.................   37
Incorporation of Documents by
  Reference...........................   37
Glossary of Oil and Gas Terms.........  A-1
Index to Financial Statements.........  F-1

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                3,500,000 SHARES

                                 BELDEN & BLAKE

                                     [LOGO]

                                  CORPORATION

                                  COMMON STOCK
                            ------------------------
                              P R O S P E C T U S
                            ------------------------
                                         , 1995

                             JOHNSON RICE & COMPANY

                               MCDONALD & COMPANY
                                SECURITIES, INC.

                               SOUTHCOAST CAPITAL
                                  CORPORATION
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the offering are as follows:


     Securities and Exchange Commission filing fee...............................  $   22,380
     NASD filing fee and expenses................................................       6,940
     Nasdaq additional listing fee...............................................      17,500
     Printing and engraving......................................................     168,500
     Legal fees and expenses.....................................................      95,000
     Accounting fees and expenses................................................     140,000
     Engineering fees and expenses...............................................      17,500
     Blue Sky fees and expenses, including legal fees............................       7,500
     Miscellaneous...............................................................      25,000
                                                                                     --------
          Total..................................................................  $  500,320
                                                                                     ========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Code of Regulations of the Registrant provides for indemnification of directors, officers and employees of the Registrant to the fullest extent permitted by the General Corporation Law of the State of Ohio.

     Section 1701.13 of the General Corporation Law of the State of Ohio permits indemnification of any director, officer or employee with respect to any proceeding against such person provided that: (a) such person acted in good faith, (b) such person reasonably believed that the conduct was in or not opposed to the best interests of the corporation and (c) in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful. Indemnification may be made against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the proceeding, provided that if the proceeding is one by or in the right of the corporation, indemnification may only be made against reasonable expenses (including attorneys' fees) and may not be made with respect to any proceeding in which the director, officer or employee has been adjudged to be liable to the corporation except to the extent that the court in which the proceeding was brought shall determine, upon application, that such person is, in view of all the circumstances, entitled to indemnity for such expenses as the court shall deem proper. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, by itself, create a presumption that the director, officer or employee did not meet the requisite standard of conduct required for indemnification to be permitted.

     Section 1701.13 of the General Corporation Law of the State of Ohio further provides that indemnification thereunder may not be made by the corporation unless authorized after a determination has been made that such indemnification is proper, with that determination to be made by (a) the Board of Directors by the majority of a quorum consisting of directors not parties to the proceeding,
(b) if such quorum is not obtainable, or even obtainable but a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, (c) by the shareholders or (d) by the court in which the proceeding was brought.

     Section 1701.13 of the General Corporation Law of the State of Ohio also provides that indemnification thereunder is not exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation, Code of Regulations or any agreement, vote of shareholders or disinterested directors or otherwise. The Company has purchased directors and officers liability insurance which provides additional protection for directors, officers and employees of the Company.

ITEM 16. EXHIBITS

     An Exhibit Index appears at page II-4.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of their registration statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses paid or incurred by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NORTH CANTON, STATE OF OHIO ON JUNE 22, 1995.

                                          BELDEN & BLAKE CORPORATION

                                          By: /s/ HENRY S. BELDEN IV
                                                   Henry S. Belden IV,
                                                  Chairman of the Board
                                               and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

               SIGNATURE                                 TITLE                          DATE
- ----------------------------------------  -----------------------------------    ------------------

/s/  HENRY S. BELDEN IV                   Chairman of the Board, Chief                June 22, 1995
- ----------------------------------------  Executive Officer and Director         ------------------
     Henry S. Belden IV                   (Principal Executive Officer)                        Date

/s/  RONALD E. HUFF                       Senior Vice President, Chief                June 22, 1995
- ----------------------------------------  Financial Officer and Director         ------------------
     Ronald E. Huff                       (Principal Financial and Accounting                  Date
                                          Officer)
/s/  MAX L. MARDICK                       President, Chief Operating Officer          June 22, 1995
- ----------------------------------------  and Director                           ------------------
     Max L. Mardick                                                                            Date

/s/  JOSEPH M. VITALE                     Senior Vice President, Legal,               June 22, 1995
- ----------------------------------------  General Counsel, Secretary and         ------------------
     Joseph M. Vitale                     Director                                             Date

/s/  PAUL R. BISHOP*                      Director                                    June 22, 1995
- ----------------------------------------                                         ------------------
     Paul R. Bishop                                                                            Date

/s/  THEODORE V. BOYD*                    Director                                    June 22, 1995
- ----------------------------------------                                         ------------------
     Theodore V. Boyd                                                                          Date
                                          Director
- ----------------------------------------                                         ------------------
     Gary R. Petersen                                                                          Date
                                          Director
- ----------------------------------------                                         ------------------
     David P. Quint                                                                            Date
                                          Director
- ----------------------------------------                                         ------------------
     Raymond D. Saunders                                                                       Date

/s/  GEORGE M. SMART*                     Director                                    June 22, 1995
- ----------------------------------------                                         ------------------
     George M. Smart                                                                           Date

*By  /s/ JOSEPH M. VITALE
     -----------------------------------
     Joseph M. Vitale
     Attorney-in-fact


                                 EXHIBIT INDEX

                                                                                    LOCATION IN
                                                                                    SEQUENTIALLY
                                                                                      NUMBERED
EXHIBIT NO.                                DESCRIPTION                                  COPY
- -----------     -----------------------------------------------------------------   ------------
    1.1         Underwriting Agreement
    4.1         Amended and Restated Debenture Agreement between the Company and
                Petercam Securities -- incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (Registration
                No. 33-43209)
    4.2         Warrant Assumption Agreement between Belden & Blake Corporation and Belden & Blake Energy Company -- incorporated by reference to
                Exhibit 4.4 to the Company's Annual Report on Form 10-K for the
                year ended December 31, 1992
    4.3         Note Purchase Agreement dated as of November 15, 1993 among the
                Company, The Canton Oil & Gas Company, Peake Operating Company
                and Peake Energy, Inc. and the purchasers listed on Annex I thereto -- incorporated by reference to Exhibit 4.5 to the
                Company's Annual Report on Form 10-K for the year ended December
                31, 1993
    5.1         Opinion of Black, McCuskey, Souers & Arbaugh as to the legality of the securities being registered
   23.1         Consent of Ernst & Young LLP
   23.2         Consent of John G. Redic, Inc.
   23.3         Consent of Black, McCuskey, Souers & Arbaugh (included in their opinion filed as Exhibit 5.1)
   24           Power of Attorney


- ---------------

All Exhibits have been filed previously.